Exhibit 10.3

LEASE AGREEMENT

between

HARBOR EAST PARCEL C—COMMERCIAL, LLC

(as Landlord)

and

OLD MUTUAL BUSINESS SERVICES, INC.

(as Tenant)

Dated: September 30, 2010

Effective: October 1, 2010

i

22.	Quiet Enjoyment	41
23.	Landlord’s Right of Access to Leased Premises	41
24.	Limitation on Landlord’s Liability	42
25.	Estoppel Certificates	43
26.	Surrender of Leased Premises	44
27.	Holding Over	44
28.	Arbitration	44
29.	Parking	44
30.	Transfer of Landlord’s Interest	45
31.	Leasing Commissions	45
32.	Recordation	45
33.	Commercial Purposes	46
34.	General Provisions	46
35.	Options to Extend Term	48
36.	Contraction Option	50
37.	Storage Space	51
38.	Satellite Dish	52
39.	Intentionally Deleted	53
40.	Subject to REA	53
41.	Costs of Enforcement	53
42.	Rule Against Perpetuities	53

ii

EXHIBITS

A	Floor Plan of Leased Premises (6th and 7th Floors)

A-1	Floor Plan of Leased Premises (Portion of 4th Floor) (to be attached)

B	Project Description

C	Specifications for Office Cleaning

D	Rules and Regulations

E	Determination of Rentable Area

F	Description of Land

G	Form of Guaranty

H	Subordination, Non-Disturbance and Attornment Agreement

I	Intentionally Omitted

J	Security

iii

LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 30th day of September, 2010, with an effective date of October 1, 2010 (the “Effective Date”), between (i) HARBOR EAST PARCEL C – COMMERCIAL, LLC, a Maryland limited liability company (hereinafter referred to as “Landlord”), and (ii) OLD MUTUAL BUSINESS SERVICES, INC., a Maryland corporation (hereinafter referred to as “Tenant”).

RECITALS:

WHEREAS, Landlord and OM Financial Life Insurance Company (successor to Fidelity and Guaranty Life Insurance Company (“Original Tenant”)) are parties to that certain Lease Agreement dated June 20, 2000, as amended by that certain First Amendment to Lease dated July 25, 2001 (the “Original Lease”), pursuant to which Landlord leased to Original Tenant those premises consisting of the sixth and seventh floors (the “Existing Premises”) in the office building having an address of 1001 Fleet Street, Baltimore, Maryland 21202 (the “Building”) and as more particularly set forth in the Original Lease;

WHEREAS, Original Tenant assigned all of its interest in and to the Original Lease to Tenant;

WHEREAS, the term of the Original Lease expires on September 30, 2010;

WHEREAS, the parties desire to enter into this Lease for the purpose of setting forth their entire agreement with respect to the lease from and after the Effective Date of the Existing Premises as well as certain additional premises on the fourth floor of the Building.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Definitions; Recitals.

(a) General Interpretive Principles. For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Lease; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular provision; and (vi) the word “including” means “including, but not limited to.”

(b) Definitions. As used in this Lease the following words and phrases shall have the meanings indicated:

Additional Charges: All amounts payable by Tenant to Landlord under this Lease other than Basic Rent. All Additional Charges shall be deemed to be additional rent and all remedies applicable to the non-payment of Basic Rent shall be applicable thereto.

Additional Insureds: Any Mortgagee of the Land or the Building, or both, Landlord’s management agent for the Building and, if Landlord is a lessee of the Land or the Building, or both, the fee owner.

Affiliate: When used with respect to a Person, any corporation, partnership, joint venture, trust or individual controlled by, under common control with, or which controls such Person (the term “control” for these purposes shall mean the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to make management decisions on behalf of, or independently to select the managing partner of, a partnership, or otherwise to have the power independently to remove and then select a majority of those individuals exercising managerial authority over an entity, and control shall be conclusively presumed in the case of the ownership of fifty (50%) or more of the equity interests).

Alterations: Any alterations, installations, improvements, additions, renovations or physical changes to the Leased Premises (other than Building Standard Work) made by or on behalf of Tenant or any Person claiming through or under Tenant before or after the Lease Commencement Date.

Base Building: The Building constructed on the Land by Landlord in accordance with plans and specification prepared by Landlord’s architect, in its current “as-is” condition.

Base Year: Calendar year 2010.

Base Year for Real Estate Taxes: July 1, 2010 to June 30, 2011.

Basic Rent: For each Lease Year, an amount equal to the product obtained by multiplying the then-applicable Rentable Area by the Rent per Square Foot for such Lease Year. Basic Rent for the Existing Premises shall be as follows:

EXISTING PREMISES BASIC RENT

Lease Year	Rate Per Sq. Ft.	Annual Base Rent			Monthly Base Rent
10/1/2010 – 9/30/2011	$29.00		$1,666,630.00		$138,885.83
10/1/2011 – 9/30/2012	$29.00		$1,666,630.00		$138,885.83
10/1/2012 – 9/30/2013	$29.87		$1,716,628.90		$143,052.41
10/1/2013 – 9/30/2014	$30.77		$1,768,315.90		$147,362.66
10/1/2014 – 9/30/2015	$31.69		$1,821,224.30		$151,768.69
10/1/2015 – 9/30/2016	$32.64		$1,875,820.80		$156,318.40
10/1/2016 – 9/30/2017	$33.62		$1,932,141.40		$161,011.78
10/1/2017 – 9/30/2018	$34.63		$1,990,186.10		$165,848.84
10/1/2018 – 9/30/2019	$35.67		$2,049,954.90		$170,829.57
10/1/2019 – 9/30/2020	$36.74		$2,111,447.80		$175,953.98
10/1/2020 – 5/31/2021	$37.84	$ $	2,174,664.80 1,449,776.48 (8 months	)	$181,222.06

Basic Rent for the 4th Floor Space shall commence as of the date the 4th Floor Space becomes part of the Leased Premises in accordance with Section 2 hereof, which date the parties anticipate will be June 1, 2011.

Building: The office building located on the Land, which has a mailing address of 1001 Fleet Street, Baltimore, Maryland 21202.

Building Rentable Area: The total net rentable area in the Building, as determined by Landlord’s architect from the architectural plans for the Building, without field measurement, in accordance with the provisions of Exhibit E to this Lease is two hundred seven thousand two hundred thirty-two (207,232) square feet.

Business Days: All days except Saturdays, Sundays and Legal Holidays.

Common Areas: All areas, spaces and improvements within the Building and on the Land which are provided by Landlord, without a separate charge, for the non-exclusive convenience and use of the tenants of the Building and their agents, employees and invitees, including public elevators, lobbies, corridors, escalators, stairways and stairwells, public restrooms and comfort stations, truck loading areas and entrances and exits designated by Landlord for ingress and egress.

Default Interest Rate: A fluctuating rate per annum equal to the lesser of (i) the sum of (x) the prime rate of Bank of America, N.A. (or similar commercial bank if Bank of America, N.A. ceases to exist), said prime rate to change from time to time as and when the change is announced as being effective, and (y) three percent (3%), or (ii) the maximum rate of interest chargeable under applicable law, if any, with respect to the applicable payment.

Event of Default: Any of the events set forth in Section 16(a) as an event of default.

Floor: A floor of the Building located above the foundation slab or above a below-grade area which is designated as a cellar or a basement. The term “Floor” preceded by a number shall mean the indicated floor of the Building.

Initial After-Hours HVAC Rate: Sixty-Five Dollars ($65) per hour per Floor for the first Lease Year.

Insurance Requirements: The usual and customary provisions and requirements of all policies of fire, property damage and liability insurance from time to time maintained by Landlord, and all rules and regulations promulgated by any Board of Fire Insurance Underwriters or fire insurance rating organization, applicable from time to time to the Building, the Land or the Parking Facilities.

Land: The parcel of real property described in Exhibit F to this Lease.

Landlord: The landlord named herein and any subsequent owner or lessee, from time to time, of Landlord’s interest in the Land and/or the Building during the period of such owner’s or lessee’s ownership.

Landlord’s Notice Address: c/o H&S Properties Development Corp., 650 South Exeter Street, Suite 200, Baltimore, Maryland 21202, Attention: George Philippou, Esquire.

Lease: This Lease Agreement, as amended from time to time, and all Exhibits, Riders and Addenda attached hereto.

Lease Commencement Date: October 1, 2010.

Lease Year: The period commencing on the Lease Commencement Date and ending on the last day of the month which completes twelve (12) full calendar months after the Lease Commencement Date, and each twelve (12) month period thereafter commencing on the first day after the end of the immediately preceding Lease Year, except that the last Lease Year shall end on the last day of the Term.

Leased Premises: The entire sixth (6th) and seventh (7th) Floors of the Building, and designated as Suites 600 and 700 and outlined on the floor plan attached as Exhibit A to this Lease. Subject to Section 2, as of June 1, 2011, the Leased Premises shall also include a portion of the fourth (4th) Floor of the Building as shown on the floor plan to be attached as Exhibit A-1.

Leasehold Estate: Tenant’s interest in the Leased Premises pursuant to this Lease.

Leasing Broker: Chesapeake Real Estate Group, LLC.

Legal Holidays: New Years Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, the days on which Martin Luther King’s Birthday, President’s Day, Memorial Day, Columbus Day and Veterans Day are observed and those holidays designated by an Executive Order of the President of the United States or by Act of Congress.

Legal Requirements: All laws, statutes, ordinances, orders, rules, regulations and requirements, including all mandatory energy conservation requirements applicable to the Building, of all federal, state and municipal governments, and the appropriate agencies, officers, departments, boards and commissions thereof, whether now or hereafter in force, applicable to the Land, the Building, the Parking Facilities and the Leased Premises, or any part thereof; all applicable local, State and Federal laws and regulations relating to the use on, storage in, and the removal from, the Land and/or the Building of hazardous or toxic material, petro-chemical products or asbestos or products containing asbestos; and all covenants, conditions and restrictions of record affecting the use or occupancy of the Building.

Material Change: A material change in Tenant’s business plan or climate such as (i) the sale of all or a material portion of Tenant, (ii) a change in control of Tenant, (iii) a significant downsizing of Tenant’s workforce to less than one hundred thirty (130) people for two (2) consecutive calendar quarters, (iv) a relocation of Tenant’s headquarters to outside the State of Maryland, or (v) a material reorganization of one or more of the product lines of Tenant.

Mortgage: Any mortgage, deed of trust or other security instrument of record creating an interest in or affecting title to the Land or the Building, or both, or any part thereof, including a leasehold mortgage or subleasehold mortgage, and any and all renewals, modifications, consolidations or extensions of any such instrument; Mortgagee shall mean the holder or beneficiary of any Mortgage.

Operating Expenses: The aggregate of all reasonable and customary costs and expenses incurred on an accrual basis by Landlord in connection with the management, operation, maintenance, repair, cleaning, safety and administration of the Leased Premises, the Building, the Land, the Parking Facilities, and the common areas of the Project, including employees’ wages, salaries, welfare and pension benefits and other fringe benefits; payroll taxes; Real Estate Taxes (but only to the extent of the amount of increases in Real Estate Taxes over the Real Estate Taxes paid in the Base Year for Real Estate Taxes); telephone service; painting of Common Areas; exterminating service; detection and security services; sewer rents and charges; premiums for fire and casualty, liability, rent, workmen’s compensation, sprinkler, water damage and other insurance; repairs and maintenance; building supplies; uniforms and dry cleaning; snow removal; the total cost (including all capacity, energy and usage charges) of obtaining and providing electricity or heating and cooling and life safety power generation from Trigen-Inner Harbor East LLC (or any successor entity, including, without limitation, Veolia Energy Inner Harbor East, LLC) or any other electricity or utility provider and the cost of obtaining and providing water and other public utilities to the Common Areas; trash removal; janitorial and cleaning supplies; cleaning and janitorial services; landscaping maintenance; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; fees for all licenses and permits required for the ownership and operation of the Land, the Building and the Parking Facilities; business license fees and taxes, including those based on Landlord’s rental revenue from the Building (but not including federal, state or local income taxes); sales and use taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, cleaning, safety and administration of the Land, the Building and the Parking Facilities; accounting fees relating to the determination of Operating Expenses and Operating Expense increases and the preparation of statements required by tenants’ leases; management fees, whether or not paid to any Person having an interest in or under common ownership with Landlord; fees paid in connection with the challenge of any proposed assessment which would result in an increase in the Real Estate Taxes; purchase and installation of indoor plants in the Common Areas; purchase and installation of additional landscaping not included in the original landscaping plan for the Building and replacement or substitute landscaping; and all other expenses now or hereafter reasonably and customarily incurred in connection with the operation, maintenance, and management of comparable office buildings in the Baltimore, Maryland metropolitan area. If Landlord makes an expenditure for a capital improvement to the Land, the Building or the Parking Facilities, whether by installing energy conservation or labor-saving devices either to (a) reduce Operating Expenses or (b) comply with Legal Requirements that become effective after the date hereof, and if, under generally accepted accounting principles, such expenditure is not a current expense, then, the cost thereof shall be amortized over a period equal to the useful life of such repair, determined in accordance with generally accepted accounting principles, and the amortized cost allocated to each calendar year during the Term, together with an interest amount calculated on the unamortized portion thereof using the then-current prime interest rate of Bank of America, N.A., shall be treated as an Operating Expense. The cost of all repairs required to maintain the Building as a first-class office building, other than those related to structural or building systems, shall be treated as an Operating Expense even if the cost would otherwise be classified as a capital expenditure under generally accepted accounting principles provided, however, that the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized cost allocated to each calendar year during the Term, together with an interest amount calculated on the unamortized portion thereof using the then-current prime interest rate of Bank of America, N.A. Refunds of Real Estate Taxes (reduced by Landlord’s reasonable expenses in obtaining such refunds), amounts payable by tenants of the Building for after-hours heating or air-conditioning and for excess electrical usage, recoveries of expenses and other separate charges made to tenants of the Building for special services and (to the extent that Operating Expenses include the cost of any repair or reconstruction work) the amount of any insurance recoveries (net of the costs of collection), all determined on an accrual basis, shall be credited against Operating Expenses in computing the amount thereof. Operating Expenses shall not include financing or mortgage costs; depreciation expense; advertising for vacant space or building promotion; leasing commissions; executive salaries; the cost of tenant improvements; ground rent; legal fees for leasing vacant space in the Building or enforcing Landlord’s rights under leases with tenants for space in the Building; the cost of capital improvements, except to the extent expressly permitted above; or, utility charges for providing utilities to tenants in the Building (it being understood that Tenant’s rent payable hereunder is

“net of utilities”). Notwithstanding the above, beginning in Calendar year 2012, Landlord shall cap the aggregate increase on Landlord’s controllable Operating Expenses, which shall herein mean all Operating Expenses except for Real Property Taxes, Common Area utilities, insurance, snow and ice removal, security services, and wages and benefits, at a maximum of one hundred five percent (105%) over the previous Calendar Year.

Operating Expenses are subject to adjustment as provided in Section 3(d).

Operating Expense Increase: As defined in Section 3(b).

Original Lease Commencement Date: September 7, 2000.

Parking Facilities: The above grade parking structure located in the Building. Subject to the provisions of this Lease, Tenant shall be provided with forty (40) spaces (the “Parking Spaces”) in the Parking Facilities.

Peer Group Buildings: First-class, Class A office buildings in downtown Baltimore of comparable age, quality and location as the Building.

Person: A natural person, a partnership, a corporation and any other form of business or legal association or entity.

Project: That certain project located in Baltimore City, Maryland known as Harbor East more particularly shown on Exhibit B attached hereto, of which the Building and the Land are a part, which Project includes commercial, residential and hotel uses.

Real Estate Taxes: All taxes, assessments, vault rentals, and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, including without limitation the Waterfront Partnership Special Benefit District tax, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Building and the Land imposed by any public or quasi-public authority having jurisdiction and personal property taxes levied or assessed on Landlord’s personal property used in connection with the management, operation, maintenance, repair, cleaning, safety and administration of the Land and the Building. Real Estate Taxes shall not include any federal or state estate or inheritance taxes or taxes on income, rent taxes, business license fees and arena, business improvement district or similar taxes. A tax bill or true copy thereof, together with any explanatory or detailed statement of the area or property covered thereby, submitted by Landlord to Tenant shall be conclusive evidence of the amount of taxes assessed or levied, as well as of the items taxed. If any real property tax or assessment levied against the land, buildings or improvements covered thereby or the rents reserved therefrom shall be evidenced by improvement or other bonds, or in other form, which may be paid in annual installments only the amount paid or payable in any calendar year, including the interest, if any, thereon, shall be included as Real Estate Taxes for that calendar year.

Rent per Square Foot: Twenty-Nine Dollars ($29.00) per square foot of Rentable Area during each of the first and second Lease Years. For each Lease Year (or part of a Lease Year) thereafter during the Term, the Rent per Square Foot shall be an amount equal to one hundred three percent (103%) of the Rent per Square Foot for the immediately preceding Lease Year.

Rentable Area: The net rentable area of the Leased Premises comprised of the entire sixth (6th) and seventh (7th) Floors is fifty-seven thousand four hundred seventy (57,470) square feet. Subject to Section 2, as of June 1, 2011, the Rentable Area shall increase to include a portion of the fourth (4th) Floor consisting of approximately six thousand Four Hundred Fifty-Seven (6,457) square feet. As soon as possible following the Effective Date, Landlord’s architect shall determine the exact square footage of the 4th Floor Space, without field measurement, in accordance with the provisions of Exhibit E, at which time the parties agree to enter into an amendment to this Lease to (i) set forth the Rentable Area of the 4th Floor Space, (ii) include a chart showing the Basic Rent for the Leased Premises (including the 4th Floor Space), (iii) attach Exhibit A-1, (iv) attach a revised Exhibit E, and (iv) amend Section 5(a)(1) to include the percent of the electricity and Trigen Charges costs with respect to the 4th Floor that will be billed to Tenant.

Rules and Regulations: The rules and regulations attached as Exhibit D to this Lease as modified from time to time by Landlord pursuant to Section 8.

Security Deposit: None.

Taking: A taking of property, or any interest therein or right appurtenant or accruing thereto, by condemnation or eminent domain or by action or proceedings, or agreement in lieu thereof, pursuant to governmental authority.

Tenant: The tenant named herein and any permitted assignee under Section 15.

Tenant’s Associates: Tenant’s subtenants, agents, employees, invitees, licensees, customers and clients, and guests or contractors of any of the foregoing.

Tenant’s Notice and Billing Address: Old Mutual Business Services, Inc., 1001 Fleet Street, Suite 600, Baltimore, Maryland 21202, Attention: General Counsel.

Tenant’s Personal Property: All furniture, furnishings, business machines, equipment and other moveable property installed in the Leased Premises by, or at the expense of, Tenant and not affixed to the Land or the Building.

Tenant’s Proportionate Share: The percentage (rounded off to two decimal points) used to determine the amount of certain expenses to be borne by Tenant as provided herein. The parties acknowledge that (i) the Building is used for both commercial and retail uses, and (ii) the Building, of which the Leased Premises is a part, is operated in conjunction with the other buildings and common areas comprising the Project, and that some, but not all Operating Expenses are shared so that different expense items may apply to less than all of the Building and/or the Project, as applicable. Accordingly, “Tenant’s Proportionate Share”

shall be equal to a fraction, the numerator of which shall be the then-applicable Rentable Area of the Leased Premises and the denominator of which shall be the rentable area in that portion of the Project or the Building, as applicable, (whether leased or occupied or not) as to which the expense element applies, as determined by Landlord in good faith in accordance with reasonable commercial leasing and property management practices.

Term: The period commencing on the Lease Commencement Date and ending on May 31, 2021, but in any event the Term shall end on any date when this Lease is sooner terminated.

Unavoidable Delays: Delays caused by strikes, acts of God, lockouts, labor difficulties, riots, explosions, sabotage, accidents, shortages or inability to obtain labor or materials, Legal Requirements, governmental restrictions, enemy action, civil commotion, fire or other casualty or similar causes beyond the reasonable control of Landlord or Tenant.

(c) The Recitals set forth above are hereby incorporated by reference and made a part of this Lease as if fully stated herein.

2. Delivery of Leased Premises.

(a) On the Lease Commencement Date, Tenant shall continue to lease the portion of the Leased Premises consisting of the Existing Premises in its current “as is” condition.

(b) As of the date hereof, the portion of the Leased Premises located on the fourth floor, which is identified on Exhibit A-1 (the “4th Floor Space”), is leased to another tenant in the Building (the “Existing 4th Floor Tenant”). Notwithstanding any other provision in this Lease to the contrary, Landlord and Tenant expressly acknowledge and agree that delivery of the 4th Floor Space is contingent on the termination of the existing lease with respect to the 4th Floor Space (the “4th Floor Space Termination Agreement”), and Landlord shall have no obligation to deliver such 4th Floor Space unless such existing lease is terminated.

(c) Landlord shall use commercially reasonable efforts to obtain the 4th Floor Space Termination Agreement as soon as possible after the date hereof, which agreement will permit Landlord to deliver the 4th Floor Space to Tenant on June 1, 2011. If Landlord is unable to obtain the 4th Floor Space Termination Agreement on or before December 1, 2010, then Tenant may negotiate with the Existing 4th Floor Tenant to enter into an assignment or sublease pursuant to which Tenant will have the right to occupy and use the 4th Floor Space. If Tenant enters into such assignment or sublease before Landlord obtains the 4th Floor Space Termination Agreement, then the 4th Floor Space shall not be part of the Leased Premises until the expiration of any such assignment or sublease.

(d) Upon Landlord’s delivery of the 4th Floor Space to Tenant (which delivery shall not occur before June 1, 2011), Tenant shall accept the 4th Floor Space in its then-current “as-is” condition, and the 4th Floor Space shall become part of the Leased Premises hereunder. If Landlord is unable to deliver the 4th Floor Space to Tenant on June 1, 2011, but is able to do so after that date, then, subject to the remaining provisions of this Section 2, the 4th Floor Space shall become part of the Leased Premises on the date of such delivery.

(e) Notwithstanding anything to the contrary in this Lease, the 4th Floor Space shall not be part of the Leased Premises for any purpose whatsoever until such time, if at all, as Landlord delivers the 4th Floor Space to Tenant.

3. Rent and Additional Charges.

(a) Payment of Rent and Additional Charges. Tenant shall pay the Basic Rent for each Lease Year in equal monthly installments commencing on the Lease Commencement Date and thereafter on the first day of each month (or part of a month) during the Term. For clarification, the Basic Rent due and all other calculations based on Rentable Area, as of the Lease Commencement Date, shall be based on a Rentable Area of fifty-seven thousand four hundred seventy (57,470) square feet and, subject to Section 2 hereof, from and after June 1, 2011, shall be based on the Rentable Area of the entire sixth (6th) and seventh (7th) Floors and a portion of the fourth (4th) Floor, unless the same is further modified pursuant to terms of this Lease. The Basic Rent and all Additional Charges shall be paid promptly when due, in lawful money of the United States, without notice or demand and without deduction, diminution, abatement, counterclaim or setoff of any amount or for any reason whatsoever, except as otherwise expressly provided in subsection (b) and in Sections 13(b) and 14(a), to Landlord at Landlord’s Notice Address or at such other address or to such other Person (including a successor to Landlord’s interest in the Building) as Landlord may from time to time designate. If Tenant makes any payment to Landlord by check, such payment shall be by check of Tenant and Landlord shall not be required to accept the check of any other Person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to make the payment in question when required under this Lease. If, during the Term, Landlord receives two or more checks from Tenant which are returned by Tenant’s bank for insufficient funds or are otherwise returned unpaid, Tenant agrees that all checks thereafter shall be either bank, certified or cashiers’ checks. All bank service charges resulting from any bad checks shall be borne by Tenant. The rent reserved under this Lease shall be the total of all Basic Rent and Additional Charges, increased and adjusted as elsewhere herein provided, payable during the entire Term and, accordingly, the methods of payment provided for herein, namely, annual and monthly rental payments, are for convenience only and are made on account of the total rent reserved hereunder. Notwithstanding any other provision of this Lease to the contrary, neither Basic Rent nor Tenant’s Proportionate Share of Operating Expense Increase (as hereinafter defined) shall include the cost of utilities provided directly to or serving the Leased Premises, the cost of which Tenant shall pay directly to the applicable utility provider or Landlord, as applicable.

(b) Payment of Operating Expenses. Commencing with the 2011 calendar year, Tenant shall pay as Additional Charges Tenant’s Proportionate Share of any increase in Operating Expenses over the Operating Expenses due in the Base Year for each calendar year (the “Operating Expense Increase”).

(i) Landlord shall make a reasonable estimate of Tenant’s Proportionate Share of Operating Expense Increase for each calendar year after the Base Year (based on the projected increase in Real Estate Taxes payable over the Base Year for Real Estate Taxes to be included in such calendar year, the other Operating Expenses for the preceding calendar year and anticipated increases in other Operating Expenses for the current calendar year). Tenant shall pay to Landlord a properly pro-rated share of the estimated amount of Tenant’s Proportionate Share of Operating Expense Increases for each calendar year on the first day of each month in advance, beginning on the first day of the first calendar year after the Base Year.

(ii) If Landlord’s estimate of Tenant’s Proportionate Share of Operating Expense Increase for any calendar year is not received by Tenant on or before January 1 of the calendar year, Tenant shall continue to pay the monthly installments of Tenant’s Operating Expense Increase at the rate established for the immediately preceding calendar year until Tenant receives a new estimate for the calendar year. Within thirty (30) days after receipt of a new estimate of Tenant’s Proportionate Share of Operating Expense Increase for the calendar year, Tenant shall pay to Landlord in a lump sum the arrearages in the monthly estimates for each month in the calendar year before receipt of the estimate, if any, and shall pay the remaining monthly installments for the calendar year on the first day of each month in advance during the balance of the calendar year.

(iii) Within one hundred twenty (120) days after the end of each calendar year, including the Base Year, Landlord shall submit to Tenant an itemized statement prepared by Landlord (the “Annual Operating Expense Statement”) setting forth in reasonable detail the Operating Expenses for such calendar year and the amount (if any) of Tenant’s Proportionate Share of Operating Expense Increase for such calendar year. If Tenant’s Proportionate Share of Operating Expense Increase so stated is more than the amount (if any) theretofore paid by Tenant for Operating Expense Increase based on Landlord’s estimate for the calendar year, Tenant shall pay to Landlord the deficiency after the submission of the Annual Operating Expense Statement. Such payment shall be made with the next payment of Basic Rent due at least thirty (30) days after receipt by Tenant of all such information. If Tenant’s Proportionate Share of Operating Expense Increase so stated is less than the amount (if any) theretofore paid by Tenant for Operating Expense Increase based on Landlord’s estimate for the calendar year, Landlord shall credit the excess against the next monthly installment of Basic Rent thereafter payable by Tenant under this Lease, except that Landlord shall refund the excess (if any) for the calendar year within which the last Lease Year ends to Tenant within fifteen (15) days after submission of the Annual Operating Expense Statement for such calendar year.

(iv) If the Lease Commencement Date shall not coincide with the beginning of a calendar year, the amount of Operating Expenses payable for the initial calendar year shall be pro-rated on a daily basis between Landlord and Tenant based on the number of days in the initial calendar year occurring on and after the Lease Commencement Date. If the last day of the Term shall not coincide with the end of a calendar year, the amount of Operating Expenses payable for the calendar year in which the last day of the Term occurs shall be pro-rated on a daily basis between Landlord and Tenant based on the number of days in which this Lease is in effect. Tenant’s obligation under this subsection to pay Operating Expense increases and Landlord’s obligation to reimburse Tenant for an overpayment of Operating Expenses shall survive the expiration of the Term or the earlier termination of this Lease.

(c) Tenant’s Right to Audit the Annual Operating Expense Statement. Tenant shall have the right to audit Landlord’s books and records with respect to the Annual Operating Expense Statement for any calendar year at any time within one hundred twenty (120) days after Tenant receives such Annual Operating Expense Statement. Tenant shall have the right to audit no more than one (1) time in any calendar year. The cost of any such audit shall be paid by Tenant, except that, if it is determined on the basis of such audit (or if, in accordance with the following provisions, it is otherwise ultimately determined) that the amount of Tenant’s Proportionate Share of Operating Expense Increase for the calendar year in question was overstated by more than five percent (5%), then the cost of the audit shall be paid by Landlord and Landlord shall pay to Tenant any overpayment as set forth below, together with interest at the prime rate of Bank of America, N.A. from the date of Tenant’s payment. Landlord shall pay to Tenant any overpayment of Tenant’s Proportionate Share of Operating Expense Increase for the calendar year in question within thirty (30) days after the amount of the overpayment has been established by the audit. If Tenant fails to exercise its right of audit within the one hundred twenty (120) day period, the amount of Tenant’s Proportionate Share of Operating Expense Increase for the calendar year shall be conclusively established as the amount set forth in the Annual Operating Expense Statement for such calendar year delivered by Landlord to Tenant pursuant to subsection (b). If, however, Tenant timely exercises its right of audit, the amount of Tenant’s Proportionate Share of Operating Expense Increase for such calendar year shall be conclusively established as the amount determined as a result of such audit unless, within ninety (90) days after receipt of a report of the same from the auditors selected by Tenant, Landlord, at its expense, shall contest the amount thereof, in which event the amount of Tenant’s Proportionate Share of Operating Expense Increase shall be conclusively established by an arbitration proceeding conducted pursuant to Section 28.

(d) Gross Up of Operating Expenses.

(i) If the average occupancy level of the Building for any calendar year (including the Base Year) is less than ninety-five percent (95%), the Operating Expenses for such calendar year (excluding Real Estate Taxes) shall be increased by the additional Operating Expenses (excluding Real Estate Taxes), as reasonably estimated by Landlord, that would have been incurred by Landlord in providing the same services provided to Tenant (and included in Operating Expenses) if the average occupancy level of the Building for the calendar year had been ninety-five percent (95%). For purposes of the preceding sentence, the “average occupancy level of the Building” for any calendar year shall be the arithmetic average of the Building Rentable Area occupied by tenants on the first day of each month during the calendar year.

(ii) If during any real estate tax year (including the Base Year for Real Estate Taxes), the Building is subject to any real estate tax abatements or credits (for example, because it lies within an enterprise zone), then Real Estate Taxes for such real estate tax years (including the Base Year for Real Estate Taxes, if applicable) shall be increased by the additional Real Estate Taxes, as reasonably estimated by Landlord, that would have been assessed but for such real estate tax abatements or credits.

(e) Interest. If Tenant fails to make any payment of Basic Rent or Additional Charges within ten (10) days after the due date thereof, interest shall accrue on the unpaid portion thereof from the due date at the Default Interest Rate, and shall be payable on demand.

(f) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Basic Rent or Additional Charges nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord.

(g) Late Payment Charge. If Tenant fails to pay any Basic Rent or Additional Charges within ten (10) days after the same become due, Tenant shall also pay to Landlord on demand a late payment service charge (to cover Landlord’s administrative and overhead expenses of processing late payments and not to be a penalty) equal to the greater of One Hundred Dollars ($100) or five percent (5%) of such unpaid sum; provided, however, that if the late payment was due to a bank error, Tenant shall not be liable for the late payment service charge. Such payment shall not excuse the untimely payment of rent, nor the obligation to pay interest thereon.

(h) Adjustment of Basic Rent for Increases in Rent per Square Foot. Whenever there is a change in the Rent per Square Foot during a Lease Year pursuant to any of the provisions of this Lease, the Basic Rent for the Lease Year in which the change occurs shall be adjusted as of the date on which the change becomes effective so that the Basic Rent for the period before the change becomes effective shall be determined by the Rent per Square Foot in effect immediately before the change and the Basic Rent for the period after the change becomes effective shall be determined by the new Rent per Square Foot in effect immediately after the change. Tenant shall continue to pay the Basic Rent at the monthly amount in effect immediately before the change becomes effective until notified by Landlord of an increase in the Basic Rent resulting from the increase in the Rent per Square Foot. Within thirty (30) days after receipt of a notice from Landlord of the increase in the Basic Rent resulting from the increase in the Rent per Square Foot, Tenant shall pay to Landlord, in a lump sum, an amount equal to the difference between (i) the Basic Rent, adjusted to reflect the increase in the Rent per Square Foot, for the period beginning on the date on which the increase in the Rent per Square Foot became effective and ending on the first day of the month in which Tenant receives Landlord’s notice of the increase, and (ii) the Basic Rent previously paid by Tenant to Landlord for the same period.

(i) No Setoff. Except as otherwise provided herein, Tenant shall not have the right to setoff or deduct any amount allegedly owed by Landlord to Tenant under this Lease from any of the Basic Rent or Additional Charges payable by Tenant under this Lease. Tenant’s sole remedy with respect to any claim against Landlord shall be to commence an independent legal action against Landlord.

(j) Early Termination Right. Notwithstanding anything in this Lease to the contrary, in the event of a Material Change, Tenant shall have (i) a one-time option to terminate this Lease (the “First Termination Option”) effective on April 30, 2014 (the “First Termination Effective Date”), and (ii) a one-time option to terminate this Lease (the “Second Termination Option” and, together with the First Termination Option, the “Termination Option”) effective on September 30, 2018 (the “Second Termination Effective Date” and, together with the First Termination Effective Date, the “Termination Effective Date”), provided that in either instance (i) Tenant shall have given Landlord not less than thirty (30) days written notice of Tenant’s exercise of such Termination Option (the “Termination Notice”), and (ii) Tenant shall have paid to Landlord the Termination Fee (as defined below). Landlord shall notify Tenant of the amount of the Termination Fee within fifteen (15) days of Landlord’s receipt of the Termination Notice and the Termination Fee shall be due and payable (i) one-half (1/2) within fifteen (15) days after Landlord delivers to Tenant a statement of the Termination Fee, and (ii) one-half (1/2) by the Termination Effective Date. The failure of Tenant to make any payment of the Termination Fee as and when due shall render Tenant’s election to terminate this Lease pursuant to this subsection void. The “Termination Fee” shall equal the sum of (A) the unamortized amount of Landlord’s transaction costs, including, without limitation, any brokerage and leasing commissions paid by Landlord and Landlord’s reasonable attorneys’ fees and expenses, as amortized over a ten (10) year period, at an interest rate of eight percent (8%) (the “Leasing Costs”), plus (B) an amount equal to the then-applicable Basic Rent and Additional Charges multiplied by twelve (12) less the number of months notice given by Tenant. For example, if Tenant provides six (6) months notice of its election to exercise the Termination Option, then the amount of the Termination Fee would be the Leasing Costs plus an amount equal to six (6) months (12-6) of the then-applicable Basic Rent and Additional Charges. Any disputes with respect to the Termination Fee shall not delay the payment of the Termination Fee but shall ultimately be resolved, upon written request of either party, by arbitration under Section 28 hereof. In the event Tenant prevails in such arbitration, Landlord shall pay to Tenant any over-payment of the Termination Fee within thirty (30) days after the determination by the arbiter. If Tenant shall effectively exercise the Termination Option as set forth in this Section 3(j), Tenant shall surrender to Landlord the Leased Premises as of the Termination Effective Date in the condition required hereunder. Tenant’s failure to timely surrender the Leased Premises to Landlord upon the Termination Effective Date shall subject Tenant to the holdover provisions of Section 27. No later than October 1, 2011, Landlord shall notify Tenant of Landlord’s total transaction costs incurred in connection with this Lease, including a reasonable itemization thereof.

4. Common Areas.

(a) Throughout the Term, Tenant and Tenant’s Associates shall have the non-exclusive right, in common with others, to use the Common Areas. Landlord shall have the right at any time, without Tenant’s consent, (i) to change the arrangement or location of entrances, passageways, doors, doorways, corridors, stairs or other public portions of the Land, the Building and the Parking Facilities, provided any such change does not unreasonably obstruct Tenant’s access to the Leased Premises or the Parking Facilities; (ii) to grant to any Person an exclusive right to conduct a particular business or undertaking in the Building that is not inconsistent with Tenant’s permitted use of the Leased Premises; (iii) to use and/or lease the roof of the Building and the Common Areas for any purposes not inconsistent with the terms of this Lease; (iv) to subdivide the Land or to combine the Land with other adjoining real property; (v) to add additional floors to the Building and the Parking Facilities, to erect additional buildings on the Land and to erect temporary scaffolds and other devices in connection with the construction, repair and maintenance of the Land or the Building, or both; and (vi) to relocate or alter the existing Parking Facilities and to add new parking areas in connection with any future development of new buildings on the Land or on adjoining real property owned by Landlord or an Affiliate of Landlord. Landlord’s exercise of any of the foregoing rights shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Landlord shall use reasonable efforts to mitigate such inconvenience or annoyance (but with no obligation to employ labor at overtime or other premium pay rates). Landlord shall not obstruct Tenant’s access to the loading dock. Any changes to the Common Areas shall be in keeping with the Peer Group Buildings.

(b) Lunchroom and Deck/Patio. Tenant and Tenant’s Associates, at no additional cost, shall have the right, along with other tenants of the Building, to utilize the lunchroom and deck/patio area located on the fourth (4th) Floor of the Building, provided that Tenant understands and agrees that the costs associated with maintaining, cleaning and repairing the lunchroom and deck/patio areas are included in Operating Expenses. Tenant further understands and agrees that (i) Landlord shall not be responsible for stocking the lunchroom, and (ii) the lunchroom shall be considered a common area of the Building and factored in the core factor of the Building.

5. Services and Utilities.

(a) Building Services. Throughout the Term, Landlord agrees that the Building will be maintained in the same manner as other Peer Group Buildings, and that, subject to Unavoidable Delays and Legal Requirements, it will furnish, or cause to be furnished, the following services:

(1) Subject to the provisions of subsections (b) and (c), normal and usual electricity for lighting, heating, ventilating and cooling the Leased Premises and Building to maintain temperatures comparable to those of Peer Group Buildings, and Landlord will supply an additional five (5) watts of electricity per square foot of Rentable Area for the operation of ordinary office equipment; provided, however, such utilities, including without limitation the total costs (including all capacity, energy and usage charges) of obtaining and providing electricity or heating and cooling and life safety power generation from Trigen-Inner Harbor East

LLC (or any successor entity, including, without limitation, Veolia Energy Inner Harbor East, LLC) (the “Trigen Charges”), provided to the Leased Premises shall be sub-metered and Tenant shall pay the cost of all such utilities directly to the applicable utility provider, except that, subject to Section 2, the electricity and Trigen Charges with respect to the portion of the Leased Premises comprised of the 4th Floor Space shall be billed to Tenant by Landlord on a monthly basis and shall be an amount equal to the Trigen Charges for the preceding month multiplied by a percent based on the percentage of the 4th Floor occupied by Tenant;

(2) Adequate supplies for toilet rooms located in the Common Areas and in the Leased Premises (if any);

(3) Cleaning and janitorial services after business hours on Business Days in accordance with the standards set forth in Exhibit C to this Lease;

(4) Hot and cold running water in the toilet rooms located in the Common Areas and at valved outlets at the locations in the Leased Premises (if any) shown on Tenant’s Space Layout;

(5) Subject to the provisions of subsections (d), heating, ventilating and air-conditioning to the Leased Premises between the hours of 8:00 A.M. and 7:00 P.M. on Business Days and Martin Luther King’s Birthday, President’s Day, Columbus Day and Veteran’s Day and between the hours of 8:00 A.M. and 1:00 P.M. on Saturdays unless Saturday is a Legal Holiday in accordance with the standards set forth in subsection (f);

(6) Automatically operated elevator service twenty-four (24) hours a day, seven (7) days a week, but Landlord may limit the number of elevators in the Building in operation at times other than during normal business hours on Business Days;

(7) All electric bulbs and fluorescent tubes in light fixtures in the Common Areas and Building Standard light fixtures in the Leased Premises shall be promptly replaced when necessary;

(8) A security access system for the Common Areas of the Building as shown on Exhibit J;

(9) Sufficient access cards, to be used in conjunction with the security system, to provide each employee of Tenant with a card, and a system for disarming and replacing cards as employees leave or are replaced; and

(10) Access to fiber optic cable service for Tenant’s telecommunications requirements, including internet access.

(b) Electricity. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Leased Premises by reason of any requirement, act or omission of the public utility or Trigen Inner Harbor East LLC or any other service provider providing the Building with electricity. Tenant’s use of electrical energy in the Leased Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises. Tenant shall not install or operate in the Leased Premises any electrically operated equipment which uses electric current in excess of the capacity specified in paragraph (1) of subsection (a) without Landlord’s prior consent, which consent may be conditioned upon Tenant’s agreement to pay the cost of any additional wiring or electrical equipment or installations which may be required for the operation of such equipment. In order to ensure that such normal capacity is not exceeded and to avert a possible adverse effect upon the Building electrical service Tenant shall give notice to Landlord before Tenant connects to the Building electrical distribution system any electrically operated equipment other than lamps, typewriters, personal computers, computer room, copy machines and similar small office machines. Any feeders or risers to supply Tenant’s electrical requirements in addition to those originally installed, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, but only if, in Landlord’s reasonable judgment, such additional feeders or risers are permissible under all Legal Requirements and Insurance Requirements and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building.

(c) Intentionally Omitted.

(d) After-Hours Heating and Air-Conditioning. Landlord shall provide heat and air-conditioning at times in addition to those specified in paragraph (5) of subsection (a) at Tenant’s expense, if Tenant gives Landlord notice before 3:00 P.M. (in the case of after-hours service on weekdays) and before 3:00 P.M. on Fridays or the day preceding a Legal Holiday (in the case of after-hours service on Saturdays, Sundays or Legal Holidays). Landlord shall have the right throughout the Term to charge Tenant for after-hours use of heat or air-conditioning at an hourly rate which represents Landlord’s reasonable estimate of its actual cost of providing such after-hours service, including labor, cost of electricity and wear and tear on equipment, plus an allowance of ten percent (10%) thereof to cover general overhead. During the first Lease Year, Landlord’s charge for after-hours service shall not exceed the Initial After-Hours HVAC Rate. If the same after-hours service is also requested by other tenants on the same floor of the Building as Tenant, the charge therefor to each tenant requesting such after-hours service shall be a pro-rated amount based upon the square footage of the leased premises of all tenants on the same floor requesting such after-hours services. Tenant shall pay such charges to Landlord within fifteen (15) days after Tenant’s receipt of an invoice therefor.

(e) Landlord’s Right to Maintain Pipes, Conduits, etc. Landlord reserves the right to erect, install, use, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building, or other tenants’ installations in the Building, and the right at all times to transmit water, heat, air-conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires. In exercising its rights under this subsection, Landlord shall use reasonable efforts to minimize interference with Tenant’s business in the Leased Premises (but with no obligation to employ labor at overtime or other premium pay rates). Tenant may request that work done pursuant to this subsection be performed after normal business hours at Tenant’s sole expense provided, however, that if work is being done in the Leased Premises for the sole benefit of another Tenant, the overtime charges would be the responsibility of that tenant.

(f) HVAC Specifications. Landlord represents to Tenant that the HVAC system for the Leased Premises has been designed to provide for the comfortable occupancy of the Leased Premises at temperatures consistent with those provided in Peer Group Buildings, subject to Legal Requirements. Landlord shall not be responsible if the normal operation of the Building air-conditioning system shall fail to provide conditioned air within comfortable temperatures levels (i) in any portions of the Leased Premises which have a connected electrical load for all purposes (including lighting and power) in excess of eight (8) watts per square foot of Rentable Area or which have a human occupancy factor in excess of one individual for each one hundred (100) square feet of Rentable Area (the average electrical load and human occupancy factors for which the Building air-conditioning system is designed), (ii) because of the rearrangement of partitioning or other Alterations made by or on behalf of Tenant or any Person claiming through or under Tenant, or (iii) because of the failure by Tenant or its employees to use the HVAC system in the manner in which it was designed to be used. Tenant agrees to observe and comply with all reasonable rules from time to time prescribed by Landlord for the proper functioning and protection of the HVAC systems in the Building.

(g) Cessation of HVAC and Mechanical Services. Landlord reserves the right to stop the service of heating, air-conditioning, ventilating, elevator, plumbing, electricity or other mechanical systems or facilities in the Building, if necessary by reason of accident or emergency, or for repairs, alterations, replacements, additions or improvements which, in the reasonable judgment of Landlord, are desirable or necessary, until said repairs, alterations, replacements, additions or improvements shall have been completed. The exercise of such right by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise, or entitle Tenant to any abatement or diminution of rent. Except in cases of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage of any such systems or facilities. In all cases, Landlord will use due diligence to complete any such repairs, alterations, replacements, additions or improvements with reasonable promptness. Landlord shall also perform any such work in a manner reasonably designed to minimize interference with Tenant’s normal business operations (but with no obligation to employ labor at overtime or other premium pay rates).

(h) Unavoidable Delays in Providing Building Services. Landlord does not make any warranty that the services to be provided by this Section will be free from any irregularity or stoppage. Landlord shall use due diligence to correct any such irregularity or stoppage. However, if Landlord fails to supply, or is delayed in supplying, any service expressly or impliedly to be supplied by Landlord under this Lease, or is unable to provide the Parking Facilities, or is unable to make, despite a good faith effort to do so, or is delayed in making, any repairs, alterations, additions, improvements or decorations, or is unable to supply, or is delayed in supplying, any equipment or fixtures, and if such failure, delay or inability results from Unavoidable Delays, such failure, delay or inability shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise, or entitle Tenant to any abatement or diminution of rent; provided, however, should any disruption in service or utilities which is caused by Landlord’s negligence and which has any material adverse impact on Tenant’s business last beyond five (5) consecutive days, Tenant shall be entitled to abate one day of Basic Rent for each day of further disruption of services.

6. Use of Leased Premises.

(a) Permitted Use. Tenant and its permitted subtenants shall use and occupy the Leased Premises solely for general office purposes in accordance with the applicable Legal Requirements; zoning regulations; the Land Disposition dated August 22, 1990 by and between Inner Harbor View Associates Limited Partnership, Harbor East Limited Partnership and the Mayor and City Council of Baltimore, as amended, and consistent with the character and dignity of the Building, and shall not use or permit or suffer the use of the Leased Premises for any other purpose whatsoever without the prior written consent of Landlord. Landlord represents that the Building can be used for general office purposes. Tenant shall control its business and control Tenant’s Associates in such a manner as not to create a nuisance or interfere with, annoy or disturb other tenants or Landlord in the management of the Building. Tenant shall not permit or suffer the Leased Premises to be occupied by anyone other than Tenant except as provided by Section 15. Tenant shall at all times have access to the Leased Premises, the Building, and the Parking Facilities twenty-four (24) hours a day, seven (7) days a week, subject, however, in all respects to all the terms contained in this Lease. However, Landlord may regulate and restrict access to the Building and the Parking Facilities at times other than normal business hours on Business Days for security purposes so long as Tenant’s employees, agents and business invitees have reasonable access to the Leased Premises, and the Parking Facilities without unreasonable inconvenience.

(b) Payment of Taxes. Throughout the Term, Tenant covenants and agrees to pay ten (10) days before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business conducted in the Leased Premises, upon the Leasehold Estate or upon Tenant’s Personal Property other than Real Estate Taxes.

(c) Restrictions on Use. Throughout the Term, Tenant shall not: (i) use or permit or suffer the use of any portion of the Leased Premises, the Building or the Parking Facilities for any unlawful purpose; (ii) use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (iii) place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with the plans and specifications of the Building; (iv) strip, overload, damage or deface the Leased Premises, the Common Areas or the Parking Facilities, or the fixtures therein or used therewith; (v) move any bulky furniture or equipment into or out of the Leased Premises except at such times and using such loading docks, entrances and elevators as Landlord may from time to time designate; (vi) install in the Leased Premises any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, FIVAC system, plumbing system, or electrical system serving the Leased Premises or the Building, unless the Alterations involved in making such changes, replacements or additions have been approved by Landlord in writing and made pursuant to Section 9(a); or (vii) make any penetrations into the slab of the Leased Premises without having the area to be penetrated x-rayed to assure that the cables located within the slab will not be damaged as the result of any proposed drilling, cutting or penetration of the slab by Tenant.

(d) Compliance with Legal Requirements. Landlord represents and warrants to Tenant that the Building was built in accordance with all the then-applicable Legal Requirements. Throughout the Term and any Renewal Periods, Landlord shall maintain the Common Areas, Building structure, and all Building systems in compliance with all Legal Requirements, in good condition, and in keeping with the first class nature of the Building and Project. Tenant, at its expense, shall make any Alterations required after the Original Lease Commencement Date to comply with Legal Requirements to the extent the obligation to comply with such Legal Requirements arises from Tenant’s use or manner of use of the Leased Premises. Notwithstanding the foregoing, Tenant shall not be required to make any repairs or alterations to the Leased Premises required to comply with any Legal Requirements with respect to the structural elements originally provided by Landlord, which shall include: the roof, the exterior of the walls, the concrete slab floor (as distinguished from floor coverings), the exposed structural joists and deck making up the ceiling coverings), and the areas above and beneath the Leased Premises, except if such repair or alteration is required because of: (i) Tenant’s particular use of the Leased Premises; (ii) any work, improvements or changes to the Leased Premises made by Tenant; or (iii) any act or omission of Tenant, its agents, employees, contractors or invitees. However, Tenant shall be required to make any repairs or alterations to the Leased Premises that are required to comply with any Legal Requirements, with respect to any nonstructural repair or alteration, which shall include repair or alteration to the interior walls, doors, improvements, additions or fixtures in the Leased Premises, whether or not the same were originally provided by Landlord. Tenant shall not use or occupy the Leased Premises, or permit the Leased Premises, the Building or the Parking Facilities to be used or occupied in violation of any Legal Requirements. Specifically, Tenant is obligated to comply with all provisions of the Americans with Disabilities Act with respect to (i) Alterations made to the Leased Premises; and (ii) Tenant’s occupancy and use of the Leased Premises. If, after the commencement of the Term, any governmental authority shall contend or declare that the Leased Premises are being used for a purpose which is in violation of any Legal Requirements, Tenant shall, upon five (5) days’ notice from Landlord or such period of time specified in the notice of such violation, immediately discontinue such use of the Leased Premises. If thereafter the governmental authority asserting such violation, commences or continues proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith provided, however, that Landlord may not terminate this Lease prior to Tenant’s exercise of all applicable due process rights. Tenant shall save, defend, indemnify and hold harmless Landlord from and against any and all liability for any such violation or violations.

(e) Compliance with Insurance Requirements. Tenant shall not do, or permit anything to be done, in or upon the Leased Premises, the Building or the Parking Facilities, or bring or keep anything therein, which shall increase the premiums payable for casualty and property damage insurance for the Land, the Building or the Parking Facilities or on any property located therein. If, by reason of the failure of Tenant to comply with the provisions of this subsection, the premiums payable for casualty and property damage insurance for the Land, the Building or the Parking Facilities shall at any time be higher than they otherwise would be, then Tenant shall reimburse Landlord and any other tenant of the Building, on demand, for that part of all premiums for any insurance coverage that shall have been charged because of such violation by Tenant and which Landlord or such other tenant, or both, shall have paid on account of an increase in the rate or rates in its own policies of insurance.

(f) No Flammable Substances. Tenant shall not bring or permit to be brought or kept in or on the Leased Premises any flammable, combustible or explosive substance except standard cleaning fluid, standard equipment and materials (including magnetic tape) customarily used in conjunction with business machines and equipment of the type used from time to time by Tenant in reasonable quantities.

(g) Hazardous Substances. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Leased Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials provided, however, that Tenant does not have to notify Landlord of the usage of customary cleaning supplies or other common office products. Hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials by Tenant or Persons acting under Tenant or at Tenant’s direction, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Charges if such requirement applies to the Leased Premises and if such release was caused by Tenant or persons acting under Tenant or at Tenant’s direction. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Leased Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Leased Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or Persons acting under Tenant or at Tenant’s direction. Landlord has provided Tenant with a copy of a Phase I Environmental Site Assessment Inner Harbor East—Parcel C prepared by Engineering Consulting Services, Ltd. and dated September 24, 1999 and a copy of a Phase I Environmental Site Assessment of 1001 Fleet Street, Baltimore, Maryland, prepared by Hillman

Environmental Group, LLC and dated October 1, 2002 (collectively, the “Environmental Report”). Landlord represents and warrants to Tenant that it has no knowledge of any Hazardous Substances on the site, other than as noted in the Environmental Report. Landlord represents and warrants to Tenant that Landlord will not directly, nor knowingly permit others to, cause or permit the escape, disposal or release of any Hazardous Substances anywhere on the Land or within the Parking Facilities and the Building and Landlord will indemnify and hold Tenant harmless from any liability, cost or expense resulting from a violation of these provisions if caused by Landlord or persons acting at Landlord’s direction.

7. Care of Leased Premises.

(a) Maintenance and Repairs by Tenant. Tenant shall act with care in its use and occupancy of the Leased Premises and the fixtures therein and, at Tenant’s sole cost and expense, shall furnish its own electric bulbs and fluorescent tubes for all light fixtures in the Leased Premises which are not Building Standard fixtures and, except as otherwise provided in Section 13, shall make all repairs and replacements to the Leased Premises, structural or otherwise, necessitated or caused by the willful or negligent acts or omissions of Tenant, Tenant’s Associates or any Person claiming through or under Tenant or by the use or occupancy or manner of use or occupancy of the Leased Premises by Tenant, Tenant’s Associates or any such Person. Without affecting Tenant’s obligations set forth in the preceding sentence, Tenant, at Tenant’s sole cost and expense, shall also (i) make all repairs and replacements, as and when necessary, to Alterations, and (ii) perform all maintenance and make all repairs and replacements, as and when necessary, to any air-conditioning equipment, private elevators, escalators, conveyors or mechanical systems (other than the standard equipment and systems serving the Building) which may be installed in the Leased Premises by Landlord or Tenant for the benefit of and upon request of Tenant. In addition to the foregoing, all damage or injury to the Leased Premises or its fixtures, appurtenances and equipment or to the Building or to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property by Tenant shall be repaired, restored or replaced promptly by Tenant, at its sole cost and expense, to the reasonable satisfaction of Landlord. All such aforesaid repairs, restoration and replacements shall be in quality and class equal to the original work or installation and shall be made in accordance with accepted construction practices.

(b) Landlord’s Responsibility for Maintenance and Repairs. Except as otherwise provided in subsection (a), Landlord shall make or cause to be made the following repairs as and when necessary: (i) structural repairs to the Building; (ii) (except for repairs to any supplemental HVAC systems installed by Tenant) repairs required in order to provide the elevator, plumbing, electrical, HVAC and other services to be furnished by Landlord pursuant to this Lease; (iii) maintenance and repairs to exterior portions of the Building, including the windows, balconies and roof; (iv) repairs to the Common Areas unless caused by the misconduct or negligent action of Tenant or Tenant’s Associates; and (v) replace all light bulbs in the Premises except for those located in lamps located on the desks of Tenant’s employees. Landlord shall perform its obligations under this subsection in accordance with accepted construction practices so as to minimize interference with Tenant’s business in the Leased Premises (but with no obligation to employ labor at overtime or other premium pay rates) and shall perform its obligations in accordance with the standards of the Peer Group Buildings.

8. Rules and Regulations.

Tenant shall, and shall cause Tenant’s Associates to, comply with and observe all reasonable rules and regulations concerning the use, management, operation, safety and good order of the Leased Premises, the Common Areas, the Parking Facilities and the Building which may from time to time be promulgated by Landlord, provided that such rules and regulations are not inconsistent with the provisions of this Lease and do not materially interfere with Tenant’s use of the Leased Premises or impose monetary obligations on Tenant. Initial rules and regulations, which shall be effective until amended by Landlord, are attached as Exhibit D to this Lease. Tenant shall be deemed to have received notice of any amendment to the rules and regulations when a copy of such amendment has been delivered to Tenant at the Leased Premises or has been delivered to Tenant in the manner prescribed for the giving of notices. Tenant may not dispute the reasonableness of any additional rule or regulation unless Tenant’s intention to do so is asserted by notice given to Landlord within sixty (60) days after notice is given to Tenant of the adoption of any such additional rule or regulation. Landlord shall not be responsible to Tenant for any violation of the Rules and Regulations, or the covenants or agreements contained in any other lease, by any other tenant of the Building, or such tenant’s subtenants, agents, employees, invitees, licenses, customers and clients, or guests or contractors of any of the foregoing, and Landlord may waive in writing, or otherwise, any or all of the Rules and Regulations with respect to any one or more tenants provided, however, that Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

9. Tenant’s Alterations.

(a) Tenant’s Alterations. Tenant shall not make or perform, or permit the making or performance of, any Alterations without Landlord’s prior consent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this subsection or Landlord’s consent to any Alterations, all Alterations made during the Term shall be made and performed in conformity with and subject to the following provisions: (i) all Alterations shall be made and performed at Tenant’s sole cost and expense and at such time; (ii) all Alterations shall be made only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld or delayed; (iii) no Alteration shall affect any part of the Building other than the Leased Premises or adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building; (iv) Tenant shall submit to Landlord reasonably detailed plans and specifications for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which approval will not be unreasonably withheld or delayed, but Landlord shall have the right to withhold its consent to Alterations involving structural changes or changes affecting the Common Areas or the Building for any reason whatsoever; (v) all Alterations in or to the electrical facilities in or serving the Leased Premises shall be subject to the provisions of Section 5(b); (vi) notwithstanding Landlord’s approval of plans and specifications for any Alteration, all Alterations shall be made and performed in full compliance with all Legal

Requirements and Insurance Requirements and in accordance with the Rules and Regulations; (vii) all materials and equipment to be incorporated in the Leased Premises as a result of all Alterations shall be of good quality; (viii) Tenant shall require any contractor performing Alterations to carry and maintain at all times during the performance of the Alterations, at no expense to Landlord, (I) a policy of Commercial General Liability Insurance, including contractor’s liability coverage, completed operations coverage and contractor’s protective liability coverage, naming Landlord and (at Landlord’s request) the Additional Insureds, as additional insureds, with such policy to afford protection to the limit of not less than Three Million Dollars ($3,000,000) combined single limit annual aggregate for bodily injury, death and property damage, and (II) workmen’s compensation or similar insurance in the form and amounts required by the laws of the jurisdiction in which the Building is located; and (ix) Tenant shall carry (or shall cause its contractor to carry) at all times during the performance of the Alterations, at no expense to Landlord, a policy of Builders Risk Insurance written on the Completed Value Form covering the Alterations in an amount equal to one hundred percent (100%) of the replacement cost thereof. In the event of any dispute between the parties as to whether or not Landlord has acted reasonably in any case with respect to which Landlord is required, pursuant to the provisions of this subsection (a) to do so, Tenant’s sole remedy shall be to submit such dispute to arbitration pursuant to Section 28. If the determination in any such arbitration shall be adverse to Landlord, Landlord nevertheless shall not be liable to Tenant for breach of Landlord’s covenant to act reasonably, and Tenant’s sole remedy in such event shall be to proceed with the proposed Alterations.

(b) Intentionally Deleted.

(c) Tenant’s Right to Cure. If Tenant shall be in default under this Section by reason of the making of any Alteration not hereby authorized or by reason of failure to give any notice or to obtain any approval required herein, Tenant may cure such default within the applicable grace period provided in this Lease for curing such default by immediately commencing the removal of such Alteration and restoring the Leased Premises to the condition they were in before the Alteration was made.

(d) Title to, and Removal of, Alterations. Title to all Alterations made by Tenant, at its expense, after the Lease Commencement Date shall be and remain in Tenant throughout the Term, but on the expiration or earlier termination of this Lease Tenant hereby covenants and agrees that title to all Alterations not previously removed from the Leased Premises pursuant to this subsection, and the right to possess and use the same, shall automatically pass to and be vested in Landlord without payment or consideration of any kind. Although the provisions of the preceding sentence are intended to be self-executing, Tenant hereby agrees, upon such earlier expiration or termination of this Lease, to execute any further deed, bill of sale or document requested by Landlord to confirm Landlord’s title to Alterations and Tenant’s grant and conveyance thereof to Landlord pursuant to this subsection. As long as an Event of Default has not occurred and is not continuing, Tenant may, at its expense, remove from the Leased Premises before the expiration of the Term any Alterations made by Tenant after the Lease Commencement Date provided Landlord shall have consented to such removal before the Alteration was made. Tenant shall repair all damage to the Leased Premises caused by the removal of such Alterations and Tenant shall repair, including all necessary replacements, all adjoining surfaces to a condition equivalent to Building Standard Work. Any Alterations which Tenant has the right to remove and which are not removed from the Leased Premises at the expiration of the Term shall be deemed to have been abandoned by Tenant and may be disposed of by Landlord without thereby incurring liability to Tenant.

(e) Removal of Tenant’s Personal Property. All of Tenant’s Personal Property shall remain the property of Tenant and may, at its expense, be removed from the Leased Premises at any time during the Term. Tenant shall, at its expense, remove all of Tenant’s Personal Property at the expiration of the Term. Tenant shall repair all damage to the Leased Premises caused by the removal of Tenant’s Personal Property to the condition it was in before the installation of the item removed, ordinary wear and tear excepted. Any of Tenant’s Personal Property which is not removed from the Leased Premises at the expiration of the Term shall be deemed to have been abandoned by Tenant and may be disposed of by Landlord without thereby incurring liability to Tenant.

(f) Landlord’s Right to Remove Alterations and Tenant’s Personal Property. If Tenant fails to remove Alterations or Tenant’s Personal Property and make the repairs required by subsections (d) or (e), Landlord shall have the right to remove such Alterations or Tenant’s Personal Property or make such repairs and Tenant shall reimburse Landlord, on demand, for any reasonable costs incurred by Landlord as a result of such removal or repair.

(g) Mechanics’ Liens. Notice is hereby given that Landlord shall not be liable to any Person for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s, materialman’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Leased Premises, the Building or the Land. Whenever and as often as any mechanic’s lien or materialman’s lien shall have been filed against the Leased Premises, the Building or the Land based upon any act or interest of Tenant or of anyone claiming through or under Tenant, or if any lien with respect thereto shall have been filed affecting any materials, machinery or fixtures used in the construction, repair or operation thereof or annexed thereto by Tenant or anyone claiming through or under Tenant, Tenant shall, at its expense, immediately take such action by bonding, deposit or payment as will remove or satisfy the lien or other security interest. If Tenant fails to remove or discharge the lien or other security interest within forty-five (45) days after receipt of demand therefor by Landlord, Landlord, in addition to any other remedy under this Lease and without waiving or releasing Tenant’s default in not timely discharging the lien or security interest, may pay the amount secured by such lien or security interest or discharge the same by deposit and the amount so paid or deposited shall be collectible as Additional Charges. The provisions of this subsection shall not be applicable to liens filed with respect to work done for Tenant’s account by Landlord at Landlord’s expense.

(h) Plans. Promptly after the completion of any Alterations, Tenant shall deliver to Landlord a complete set of “as built” drawings showing the Alterations in place.

10. Name of Building; Tenant’s Signs.

(a) Name. Landlord expressly reserves the right to have the Building designated by a street number or numbers and to affix to the Building, at locations designated by Landlord, signs indicating any such number or numbers and the name of the Building. The name of the Building shall reflect the address of the Building.

(b) Exterior Signs. Except as set forth below in subsection (d), Landlord has not granted to Tenant any rights in or to the roof or the exterior surfaces of the perimeter walls of the Building, control of which is hereby reserved to Landlord. Tenant shall not display or erect any lettering, signs, advertisements, awnings or other projections on the exterior of the Leased Premises without the prior written consent of Landlord and the City of Baltimore or without Landlord’s prior written consent in the interior of the Leased Premises. Landlord shall provide at Tenant’s expense customary suite entry door lettering identifying Tenant in the style and color selected by Landlord for the Building. The number, size, color, style and configuration of such lettering shall be determined by Landlord.

(c) Building Directory. Landlord shall provide a directory in the main lobby of the Building, at its expense, upon which Landlord, as part of Operating Expenses, will affix Tenant’s name and a reasonable number of names of its officers, partners or employees as designated by Tenant. Landlord shall also, at Tenant’s expense, affix Tenant’s name upon a directory located on the exterior of the Building. The size, color and style of such directory and names affixed thereto shall be selected by Landlord. Landlord and Tenant acknowledge and agree that Tenant’s existing directory signage satisfies the provisions of this subsection (c).

(d) Rooftop Signs. Subject to use of the roof by Trigen-Inner Harbor East, LLC (or its successor entity) and Sylvan Learning Systems, Inc., Landlord agrees to allow Tenant, at Tenant’s sole cost and expense, to erect signage on any vacant space on the roof of the Building, the size, shape, location and illumination of such signage to be mutually agreed to by Landlord and Tenant and further subject to the review and approval of Baltimore City. It is anticipated that Tenant’s rooftop signage will be on both sides of the roof structure and shall have prominent rooftop position proportionate to all other signs on the Building based on the square footage leased by Tenant in the Building. Landlord and Tenant acknowledge and agree that Tenant’s existing rooftop sign satisfies the provisions of this subsection (d). From time to time, Tenant, at its cost, may change the name on Tenant’s existing rooftop sign or make other alterations to Tenant’s existing rooftop sign as long as (i) each new or altered sign complies with applicable law, (ii) each new or altered sign is of the same size or smaller, must fit in the existing space and shall be of similar appearance and brightness as the existing sign, and (iii) each new name selected by Tenant for the sign pertains to Tenant’s business (i.e., Tenant may not sell signage rights to a third party.)

11. Tenant’s Insurance.

(a) Liability and Property Damage Insurance. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect throughout the Term a policy of Commercial General Liability Insurance (ISO form or equivalent) naming Landlord and (at Landlord’s request) the Additional Insureds as additional insureds, protecting Landlord, Tenant and, if applicable, the Additional Insureds against liability for bodily injury, death and property damage occurring upon or in the Leased Premises, with such policy to afford protection to the limit of not less than Two Million Dollars ($2,000,000) with respect to bodily injury or death or damage to property arising from any one occurrence and Four Million Dollars ($4,000,000) from the aggregate of all occurrences within each policy year. Tenant shall also maintain property damage covering Alterations and Tenant’s Personal Property. If the policy also covers locations other than the Leased Premises, the policy shall include a provision to the effect that the aggregate limit of Four Million Dollars ($4,000,000) shall apply separately at the Leased Premises and that the insurer will provide notice to Landlord if the aggregate is reduced either by payment of claims or the establishment of reserves for claims if the payments or reserves exceed Two Hundred Fifty Thousand Dollars ($250,000). If the aggregate limit of Four Million Dollars ($4,000,000) is reduced by the payment of a claim or the establishment of a reserve, Tenant agrees to take immediate steps to have the aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy which complies with this subsection. Tenant may self-insure the coverage required in this Section 11.

(b) Property Damage Insurance. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain throughout the Term a policy of property damage insurance on Alterations and Tenant’s Personal Property in an amount sufficient to prevent Tenant from becoming a co-insurer.

(c) Worker’s Compensation Insurance. If and to the extent required by law, Tenant, at Tenant’s sole cost and expense, shall obtain and maintain Worker’s Compensation and Employer’s Liability Insurance or similar insurance in form and amounts required by law, provided that any such Employer’s Liability Insurance will afford protection to the limit of not less than Five Hundred Thousand Dollars ($500,000).

(d) Policy Requirements. The insurance policies required to be obtained by Tenant under this Section: (i) shall be issued by an insurance company of recognized responsibility qualified to do business in the jurisdiction in which the Building is located which is rated A- or better (and is in a Financial Size Category of Class VIII or higher) by Best’s Key Rating Guide or which has an equivalent financial rating from a comparable insurance rating organization, and (ii) shall provide (and each certificate evidencing the existence of such insurance policy shall certify) that the insurance policy shall not be canceled or amended (other than to increase the amount of coverage) unless Landlord shall have received thirty (30) days’ prior written notice of such cancellation or amendment. All limits of liability required by subsection (a) may be satisfied by maintaining a policy of primary insurance and a policy or policies of excess liability insurance. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein with respect to Tenant’s insurance coverage shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

(e) Evidence of Insurance. On or before the Lease Commencement Date, and at least 15 days before the expiration of the expiring certificate previously furnished, Tenant shall deliver to Landlord a certificate of insurance evidencing the issuance of each insurance policy required to be obtained by Tenant under this Section.

(f) Landlord’s Indemnification. Except for the willful or negligent acts or omissions (where applicable law imposes a duty to act) of Landlord or its agents, employees or contractors, Tenant hereby agrees to indemnify and hold harmless Landlord, the Additional Insureds and the officers, directors, agents and employees of, and the partners in, Landlord and the Additional Insureds, from and against any and all claims, losses, actions, damages, liabilities and expenses (including reasonable attorneys’ fees and disbursements) that (i) arise from or are in connection with Tenant’s possession, use, occupancy, management, repair, maintenance or control of all or any part of the Leased Premises, the making or removal of Alterations and the performance of all related construction work, or that relate in any other manner to the business conducted by Tenant in the Leased Premises, or (ii) arise from or are in connection with any willful or negligent act or omission of Tenant or Tenant’s Associates, or (iii) result from any default, breach, violation or nonperformance of this Lease or any provision therein by Tenant, or (iv) arise from injury or death to individuals or damage to property sustained on or about the Leased Premises. Tenant shall, at its own cost and expense, upon notice thereof from Landlord, defend any and all actions, suits and proceedings which may be brought against Landlord, the Additional Insureds and the officers, directors, agents and employees of, and the partners in, Landlord and the Additional Insureds, or any of them, with respect to the foregoing or in which Landlord, the Additional Insureds and the officers, directors, agents and employees of, and the partners in, Landlord and the Additional Insureds, or any of them, may be impleaded. Tenant shall pay, satisfy and discharge any and all final money judgments which may be recovered against Landlord, the Additional Insureds and the officers, directors, agents and employees of, and the partners in, Landlord and the Additional Insureds, or any of them, in connection with the foregoing.

(g) Contractual Liability Insurance. Tenant agrees to keep and maintain as part of the coverage of its policy(ies) of liability insurance contractual liability coverage or a contractual liability endorsement covering Tenant’s liability to Landlord for bodily injury or damage to property of others under subsection (g), in the same limits required by subsection (a).

(h) Prohibition Against Concurrent Insurance. All property damage and liability insurance shall be written as primary insurance. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with any property damage or liability insurance carried by Landlord for the Building unless Landlord is included therein as an insured.

12. Landlord’s Insurance.

(a) Property Damage Insurance. Landlord, at its cost and expense, but subject to Section 3(b), shall obtain and maintain throughout the Term a policy of property damage insurance covering the Building and the Parking Facilities, but not Alterations or Tenant’s Personal Property, providing all-risk coverage in such amount as any first Mortgagee of the Building may from time to time require or in such greater amount as Landlord may from time to time determine.

(b) Liability Insurance. Landlord, at Landlord’s cost and expense, but subject to Section 3(b), shall obtain and maintain in effect throughout the Term a policy of Commercial General Liability Insurance (ISO form or equivalent) insuring Landlord against liability for bodily injury, death and property damage occurring upon, in or about the Land, the Building and the Parking Facilities, with such policy to afford protection to the limit of not less than Five Million Dollars ($5,000,000) combined single limit annual aggregate for bodily injury, death and property damage. All insurance required to be held by Landlord pursuant to this Lease shall be issued and underwritten by insurance companies licensed to do insurance business, by and in good standing under the laws of the State of Maryland. Such companies shall have and maintain a rating of A:XII or better by A.M. Best Co.

(c) Blanket Policy. Landlord shall have the right to comply with and to satisfy its obligations under subsections (a) and (b) by means of any so-called blanket policy or policies of insurance covering this and other liability and locations of Landlord and its Affiliates, provided that such policy or policies by the terms thereof shall allocate to the Building and the liabilities to be insured under this Section an amount not less than the amount of insurance required to be carried pursuant to this Section, so that the proceeds from such insurance shall not be less than the amount of proceeds that would be available if Landlord were insured under a unitary policy.

(d) Waiver of Subrogation. Landlord and Tenant shall each include in each of its property damage insurance policies, including Landlord’s policies of rent insurance and Tenant’s policies of business interruption insurance, if any, a waiver of the insurer’s right of subrogation against the other party and the officers, directors, agents and employees of, and the partners in, the other party (and, in the case of Tenant’s policies, against the Additional Insureds and their respective officers, directors, agents and employees), or, if such waiver at any time becomes unobtainable (i) an express agreement that such policy shall not be invalidated if the insured waives or has waived before the loss the right of recovery against any party responsible for an insured casualty, or (ii) any other form of permission for the release of such responsible party, provided such waiver, agreement or permission is obtainable under normal commercial insurance practice at the time. If such waiver, agreement or permission is not, or ceases to be, obtainable without additional charge or at all, the insured party shall so notify the other party promptly after notice thereof. If the other party agrees in writing to pay the insurer’s additional charge therefor, such waiver, agreement or permission shall (if obtainable) be included in the policy. Landlord and Tenant hereby acknowledge and agree that such waiver is obtainable under normal commercial insurance practice on the date of this Lease at no additional charge.

(e) Tenant’s Indemnification. Except for the willful or negligent acts or omissions (where applicable law imposes a duty to act) of Tenant or its agents, employees or contractors, Landlord hereby agrees to indemnify and hold harmless Tenant, the officers, directors, agents and employees of, and the partners in, Tenant, from and against any and all claims, losses, actions, damages, liabilities and expenses (including reasonable attorneys’ fees and disbursements) that arise from or are in connection with Tenant’s, its employees’ or invitees’ use or occupancy of all or any part of the common areas of the Building.

13. Damage by Fire or Other Casualty.

In the event of loss of, or damage to, the Leased Premises or the Building by fire or other casualty, the rights and obligations of Landlord and Tenant shall be as follows:

(a) Repair of Damage. If all or any part of the Leased Premises is damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. Landlord, upon receiving such notice, shall proceed promptly and with reasonable diligence, subject to Unavoidable Delays, to repair, or cause to be repaired, such damage, but not damage to Alterations or Tenant’s Personal Property, in a manner reasonably designed to minimize interference with Tenant’s occupancy (but with no obligation to employ labor at overtime or other premium pay rates). If all or any part of the Common Areas is damaged by fire or other casualty, Landlord shall proceed promptly and with reasonable diligence, subject to Unavoidable Delays, to repair, or cause to be repaired, such damage, in a manner designed to minimize interference with Tenant’s occupancy (but with no obligation to employ labor at overtime or other premium pay rates).

(b) Abatement of Basic Rent and Additional Charges. If all or any part of the Leased Premises are rendered untenantable by reason of damage caused by a fire or other casualty, whether to the Leased Premises or the Building and the damaged part is not being used by Tenant, the Basic Rent and Additional Charges shall be abated for the proportion of the Leased Premises rendered untenantable for the period between the date of the fire or other casualty and the date when the damage which Landlord is obligated to repair shall have been repaired or the date on which this Lease is terminated pursuant to subsection (c), whichever occurs first. However, if, before the date when all of the damage required to be repaired by Landlord shall have been repaired, any part of the Leased Premises so damaged shall be repaired to the condition required by subsection (e), then the amount by which the Basic Rent and Additional Charges shall be abated shall be equitably apportioned for the period beginning on the date of completion of such repair to the extent Tenant can use the repaired area. If Tenant reoccupies a portion of the Leased Premises during the period of repair, the Basic Rent and Additional Charges allocable to such reoccupied portion, based upon the proportion which the reoccupied portion of the Leased Premises bears to the total area of the Leased Premises, shall be payable by Tenant from the date of such occupancy. If, by reason of some action or inaction on the part of Tenant or Tenant’s Associates after the occurrence of an insured peril, Landlord or the Additional Insureds shall be unable to collect all of the insurance proceeds applicable to the damage or destruction of the Leased Premises or the Building caused by such insured peril, then, without prejudice to any other remedy which may be available to Landlord against Tenant, the abatement of rent provided for in this subsection shall not be effective to the extent of uncollectible insurance proceeds. For purposes of this Section, all or a part of the Leased Premises shall be deemed to be “untenantable” if, because of the fire or other casualty, Tenant is unable to use all or such part of the Leased Premises for the uses permitted by Section 6(a).

(c) Termination of Lease by Landlord or Tenant. If as a result of fire or other casualty more than one-half (1/2) of the Building Rentable Area is rendered untenantable, Landlord within sixty (60) days after the date of the fire or casualty may terminate this Lease by notice to Tenant, specifying a date, not less than twenty (20) nor more than forty (40) days after the giving of the notice, on which the Term shall expire as fully and completely as if such date were the date herein originally fixed for the expiration of the Term. If the Leased Premises are damaged as a result of fire or other casualty and if Landlord reasonably determines that the damage to the Leased Premises (but not the damage to Alterations or Tenant’s Personal Property) is so extensive that the damage cannot be substantially repaired within ninety (90) days after the receipt of insurance proceeds but in any event, no later than two hundred seventy (270) days after the date of the fire or other casualty (except for Unavoidable Delays), Landlord shall notify Tenant of that fact. Within thirty (30) days after receipt of Landlord’s notice, Tenant may terminate this Lease by notice to Landlord, specifying a date, not less than twenty (20) nor more than forty (40) days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term, except that Tenant shall not have the right to terminate this Lease if the fire or other casualty was caused by the willful act or omission of Tenant or Tenant’s Associates. If either Landlord or Tenant terminates this Lease pursuant to this subsection, the Basic Rent and Additional Charges shall be apportioned as of the date of such termination. Any dispute between Landlord and Tenant concerning the time periods within which the Leased Premises can be repaired should be submitted to arbitration pursuant to Section 28. If neither Landlord nor Tenant so elects to terminate this Lease, then Landlord shall proceed to repair the damage to the Building and the damage to the Leased Premises (but not the damage to Alterations or Tenant’s Personal Property, if any shall have occurred), and the Basic Rent and Additional Charges shall meanwhile be apportioned and abated all as provided in subsection (b).

(d) Insurance Proceeds. The proceeds payable under all policies of property damage insurance maintained by Landlord on the Building shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds. Tenant agrees to look to its own policies of property damage insurance in the event of damage to Alterations or Tenant’s Personal Property.

(e) Limitation on Landlord’s Duty to Repair. Landlord shall not be required to repair or replace Alterations or Tenant’s Personal Property, but Landlord’s only obligation under subsection (a) shall be to repair or replace the portions of the Building and the Building Standard Work to the condition necessary to enable Tenant, in accordance with accepted construction practices, to begin the performance of the repair or replacement of Above Building Standard Work. In addition to the abatement set forth in subsection (b), Tenant’s Basic Rent and Additional Changes shall be abated for the period during which Tenant is replacing or repairing the Alterations and Tenant’s Personal Property, provided that such abatement shall only be in effect for the earlier of ninety (90) days after Landlord’s work hereunder is completed or the substantial completion of Tenant’s work. Landlord shall not be obligated to make any payment to Tenant for damages or compensation for inconvenience, loss of business or annoyance arising from any damage to or repair or restoration of any portion of the Leased Premises or of the Building.

(f) Inapplicability of Other Laws. The provisions of this Section shall be considered an express agreement governing any instance of damage or destruction of the Building or the Leased Premises by fire or other casualty, and any law now or hereafter in force providing for such a contingency in the absence of express agreement shall have no application.

(g) Landlord Released from Liability. As long as Tenant’s policies of property damage insurance include the waiver of subrogation or agreement or permission to release liability referred to in Section 12(d), Tenant hereby waives (and agrees to cause all other occupants of the Leased Premises to execute and deliver to Landlord instruments waiving) any right of recovery against Landlord, the Additional Insureds and any of their respective officers, directors, agents, employees, partners, contractors or invitees, for any loss or damage to Alterations or Tenant’s Personal Property caused by fire or other insured peril. If at any time any of Tenant’s policies shall not include a waiver of subrogation or agreement or permission or similar provisions, the waiver set forth in the preceding sentence shall, upon notice given by Tenant to Landlord, be of no further force or effect from and after the giving of such notice (or, if the insurer shall not grant a waiver for all of the required parties, the waiver shall be of no force or effect only with respect to the required parties not included in the waiver). If Tenant fails to obtain and maintain the policy of property damage insurance required by Section 11(b), Tenant hereby waives (and agrees to cause all occupants of the Leased Premises to execute and deliver to Landlord instruments waiving) any right of recovery against Landlord, the Additional Insureds and any of their respective officers, directors, agents, employees, partners, contractors and invitees for any loss or damage to Alterations or Tenant’s Personal Property caused by fire or other perils of the type that would have been insured against by a policy of property damage insurance if Tenant had obtained the policy and the policy had been in effect on the date of the fire or other insured peril.

(h) Tenant Released from Liability. As long as Landlord’s policies of property damage insurance include the waiver of subrogation or agreement or permission to release liability referred to in Section 12(d), Landlord hereby waives any right of recovery against Tenant, any other permitted occupant of the Leased Premises and any of their respective officers, directors, agents, employees, partners, contractors or invitees for any loss or damage to the Building caused by fire or other insured peril. If at any time any of Landlord’s policies of property damage insurance shall not include such waiver of subrogation or agreement or permission or similar provisions, the waiver set forth in the foregoing sentence shall be of no further force or effect (or, if the insurer shall not grant waiver for all of the required parties, the waiver shall be of no force or effect only with respect to the required parties not included in the waiver). If Landlord fails to obtain and maintain the policy of property damage insurance required by Section 12(a), Landlord hereby waives any right of recovery against Tenant, and any of their respective officers, directors, agents, employees, partners, contractors and invitees for any loss or damage to Alterations or Landlord’s Personal Property caused by fire or other perils of the type that would have been insured against by a policy of property damage insurance if Landlord had obtained the policy and the policy had been in effect on the date of the fire or other insured peril.

14. Condemnation.

(a) Effect of Taking. In the event of a Taking of the whole of the Leased Premises, this Lease shall terminate as of the date of such Taking. If only a part of the Leased Premises shall be so taken then, except as otherwise provided in this subsection, this Lease shall continue in force and effect, but from and after the date of the Taking, the Basic Rent and Additional Charges shall be equitably reduced on the basis of the Rentable Area so taken. If a part of the Building shall be taken, and if either (i) the part of the Building so taken contains more than twenty-five percent (25%) of the Rentable Area immediately before such Taking, or (ii) in Landlord’s reasonable opinion, it shall be impracticable to continue to operate the Building, then Landlord, at Landlord’s option, may give to Tenant within sixty (60) days after the date upon which Landlord shall have received notice of the Taking, a thirty (30) days’ notice of termination of this Lease. If a part of the Building shall be taken, and if either (i) the part of the Building so taken contains more than thirty-five percent (35%) of the Rentable Area immediately before such Taking, or (ii) by reason of such Taking all or substantially all of the Leased Premises becomes untenantable (within the meaning of Section 13(b)) and Tenant does not, in fact, use all or substantially all of the Leased Premises for the uses permitted by Section 6(a), then Tenant, at Tenant’s option, may give to Landlord within sixty (60) days after the date upon which Tenant shall have received notice of such Taking, a thirty (30) days’ notice of termination of this Lease. If a thirty (30) days’ notice of termination is given by Landlord or Tenant, this Lease shall terminate upon the earlier of (x) the date on which title to the part of the Building taken vests in the condemning authority, or (y) the expiration of the thirty (30) day period. If this Lease is terminated pursuant to the foregoing provisions of this subsection, then, to the extent permitted by applicable law and such Taking, Tenant shall have access to the Leased Premises in order to remove Tenant’s Personal Property and any other property which Tenant is entitled to remove pursuant to this Lease during the period of thirty (30) days from the date Tenant is permitted access therefor. If a Taking occurs which does not result in the termination of this Lease, Landlord shall repair, alter and restore the remaining portions of the Leased Premises (but not Alterations) to their former condition to the extent that the same may be feasible.

(b) Award. Landlord shall have the exclusive right to receive any and all awards made with respect to the Leased Premises, the Building and the Land accruing by reason of a Taking or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Tenant shall not have the right to claim any award for the value of the Leasehold Estate, but Tenant shall have the right to make its own claim against the condemning authority for a separate award for the value of Alterations made by Tenant, at its expense, and any of Tenant’s Personal Property, for moving and relocation expenses and for business damages and/or consequential damages, as may be allowed by law which do not constitute part of the compensation for the Building or the Land, or both, and do not diminish the amount of the award to which Landlord would otherwise be entitled.

15. Assignment and Subletting.

(a) So long as Tenant remains primarily liable for the obligations of Tenant under this Lease, Tenant may, subject to the terms and requirements of this Lease, including the use restrictions in Section 6, assign its Leasehold Estate and/or sublet all or part of the Leased Premises (i) to any Affiliate of Tenant, and (ii) subject to Landlord’s approval, not to be unreasonably withheld or delayed, to any other party. Provided Tenant is not in default under the terms of this Lease, any rent collected by Tenant in connection with an assignment or a sublease, shall be and remain the property of Tenant, whether or not equal to, less than or in excess of the Basic Rent and Additional Charges payable hereunder; however, any true profits from rents collected by Tenant shall be shared between Tenant and Landlord on an equal basis. For purposes of this Lease, true profits shall mean the difference between the rent collected by Tenant from an assignee or sublessee for any portion of the Leased Premises and the rent paid by Tenant to Landlord for such portion of the Leased Premises under the terms hereof less any third party expenses incurred in connection with the assignment or subletting, including (i) costs incurred in obtaining the subtenant, such as broker’s fees, (ii) costs incurred in preparing the space for the subtenant, (iii) costs incurred in having space vacant or underutilized prior to securing the subtenant, and (iv) associated costs, such as legal and accounting fees, project manager fees, etc.

(b) Documentation. Within thirty (30) days after the consummation or an assignment or subletting Tenant shall deliver to Landlord (i) in the case of an assignment, an original or copy of the instrument of assignment in form reasonably satisfactory to Landlord, duly executed by Tenant and assignee, in which such assignee shall agree to observe and perform, and to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed after the date of such assignment, or (ii) in the case of a subletting, an original or copy of the sublease signed by Tenant and the subtenant.

(c) Landlord’s Right to Collect Rent. If the Leasehold Estate is assigned, whether or not in violation of the provisions of this Section, Landlord may collect rent from the assignee. If the Leased Premises or any part thereof are sublet to, or occupied or used by, any Person other than Tenant, whether or not in violation of this Section, Landlord, after an Event of Default has occurred and while such Event of Default is continuing, may collect rent from the subtenant, user or occupant. In either case, Landlord shall apply the amount collected to the Basic Rent and Additional Charges payable under this Lease, but neither any such assignment, subletting, occupancy or use, whether with or without Landlord’s prior consent, nor any such collection or application shall be deemed to be a waiver of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as Tenant. The consent by Landlord to any assignment or subletting shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment or subletting, if such consent is required hereunder. The listing of any name other than that of Tenant on any door of the Leased Premises or on any directory in the Building, or otherwise, shall not operate to vest in the Person so named any right or interest in this Lease or in the Leased Premises or be deemed to constitute, or serve as a substitute for, any prior consent of Landlord required under this Section, and it is understood that any such listing shall constitute a privilege extended by Landlord which shall be revocable at Landlord’s will by notice to Tenant. Neither an assignment of the Leasehold Estate nor a subletting, occupancy or use of the Leased Premises or any part thereof by any Person other than Tenant, nor the collection of rent by Landlord from any Person other than Tenant as provided in this subsection, nor the application of any such rent as provided in this subsection shall, in any circumstances, relieve Tenant from its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, except under the terms of subsection (b) above.

16. Default Provisions.

(a) Events of Default. Each of the following events shall be deemed to be, and is referred to in this Lease as, an “Event of Default”:

(1) A default by Tenant in making any payment of Basic Rent on the day such payment is due and payable which continues for more than ten days after Landlord shall have given Tenant a written notice specifying such default, provided, however, Landlord shall not be obligated to give written notice of such default more than two (2) times in any Lease Year;

(2) A default by Tenant in making any payment of Additional Charges on the day such payment is due and payable which continues for more than ten days after Landlord shall have given Tenant a written notice specifying such default;

(3) The neglect or failure of Tenant to perform or observe any of the terms, covenants or conditions contained in this Lease on Tenant’s part to be performed or observed (other than those referred to in paragraphs (1) above and (4) and (5) below) which is not remedied by Tenant (i) within thirty (30) days after Landlord shall have given to Tenant notice specifying such neglect or failure, or (ii) in the case of any such neglect or failure which cannot with due diligence and in good faith be cured within thirty (30) days, within such additional period, if any, as may be reasonably required to cure such default with due diligence and in good faith provided that Tenant commences the curing of the same within the thirty (30) day period and completes the cure within 120 days after Landlord’s notice to Tenant (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within thirty (30) days, the time within which the Tenant is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith but in no event longer than one hundred twenty (120) days from the date of Landlord’s notice), it being agreed that any default which is not cured within one hundred twenty (120) days shall become an Event of Default;

(4) The assignment, transfer, mortgaging or encumbering of this Lease or the subletting of the Leased Premises in a manner not permitted by Section 15; or

(5) The taking of this Lease or the Leased Premises, or any part thereof, upon execution or by other process of law directed against Tenant, or upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, which execution or attachment shall not be discharged or disposed of within forty-five (45) days after the levy thereof.

(b) Landlord’s Rights upon Event of Default. Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, then or at any time thereafter, either:

(1) To give notice to Tenant that this Lease will terminate on a date to be specified in such notice, which date may be five (5) days from the date of such notice or any day thereafter, and on the date specified in such notice Tenant’s right to possession of the Leased Premises shall cease and this Lease shall thereupon be terminated, but Tenant shall remain liable as provided in subsection (c); or

(2) Without demand or notice, to reenter and take possession of the Leased Premises, or any part thereof, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, either by summary proceedings, or by action at law or in equity, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenant.

If Landlord elects to reenter under paragraph (2), Landlord may terminate this Lease, or, from time to time, without terminating this Lease, may relet the Leased Premises, or any part thereof, as agent for Tenant for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Leased Premises. No such reentry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant under paragraph (1) or unless the termination thereof is decreed by a court of competent jurisdiction. Tenant waives any right to the service of any notice of Landlord’s intention to reenter provided for by any present or future law.

(c) Tenant’s Liability for Damages. If Landlord terminates this Lease pursuant to subsection (b), Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for (i) the sum of (A) all Basic Rent, Additional Charges and additional rent provided for in this Lease until the date this Lease would have expired had such termination not occurred accelerated and due and payable as of the date of default, and (B) any and all reasonable expenses incurred by Landlord in reentering the Leased Premises, repossessing the same, making good any default of Tenant, putting the same in proper repair, reletting the same (including any and all reasonable attorneys’ fees and disbursements and reasonable brokerage fees incurred in so doing), and any and all expenses which Landlord may incur during the occupancy of any new tenant (other than expenses of a type that are Landlord’s responsibility under the terms of this Lease); less (ii) the net proceeds of any reletting actually received by Landlord. Tenant agrees to pay to Landlord the difference between items (i) and (ii) above with respect to each month during the Term, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice

Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, Tenant shall pay to Landlord, whether or not the Lease is terminated such sums as the court which has jurisdiction thereover may adjudge reasonable as attorneys’ fees with respect to any successful legal proceeding or action instituted by Landlord to enforce the provisions of this Lease. Landlord shall have the right, at its sole option, to relet the whole or any part of the Leased Premises for the whole of the unexpired Term, or longer, or from time to time for shorter periods, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as Landlord, in its sole and absolute discretion, may deem advisable. Tenant’s liability under this subsection shall survive the institution of summary proceedings and the issuance of any warrant thereunder. Landlord shall act in a commercially reasonable manner to relet the Leased Premises and otherwise mitigate its damages, but shall not be obligated to relet the Leased Premises if other space is available in the Building.

(d) Liquidated Damages. If Landlord terminates this Lease pursuant to Section 16(b), Landlord shall have the right, at any time, at its option, to require Tenant to pay to Landlord, on demand, as liquidated and agreed final damages in lieu of Tenant’s liability under Section 16(c), an amount equal to the difference between (i) Basic Rent and Additional Charges, computed on the basis of the then-current annual rate of Basic Rent and Additional Charges and all fixed and determinable increases in Basic Rent which would have been payable from the date of such demand to the date when this Lease would have expired, if it had not been terminated, and (ii) the fair market rental value of the Leased Premises over the same period (net of all expenses and all vacancy periods reasonably projected by Landlord), which difference shall be discounted to the date of such demand at an annual rate of interest equal to the then-current yield on actively traded U.S. Treasury bonds with July-December, 2010 maturities, as published in the Federal Reserve Statistical Release for the week before the date of such termination, plus one hundred fifty (150) basis points. Upon payment of such liquidated and agreed final damages, Tenant shall be released from all further liability under this Lease with respect to the period after the date of such demand.

(e) Rights and Remedies Cumulative. The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Landlord may have, whether specifically granted herein, or presently or hereafter existing at law, in equity, or by statute.

16A. Landlord Default Provisions.

(a) Landlord Default. Each of the following events shall be deemed to be, and is referred to in this Lease as, a “Landlord Default”:

The neglect or failure of Landlord to perform or observe any of the terms, covenants or conditions contained in this Lease on Landlord’s part to be performed or observed which is not remedied by Landlord (i) within thirty (30) days after Tenant shall have given to Landlord notice specifying such neglect or failure, or (ii) in the case of any such neglect or failure which cannot with due diligence and in good faith be cured within thirty (30) days, within such additional period, if any, as may be reasonably required to cure such default with due diligence and in good faith provided that Landlord commences the curing of the same within the 30-day period and completes the cure within one hundred twenty (120) days after Tenant’s notice to Landlord (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within thirty (30) days, the time within which the Landlord is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith but in no event longer than one hundred twenty (120) days from the date of Tenant’s notice), it being agreed that any default which is not cured within one hundred twenty (120) days shall become a Landlord Default.

(b) Tenant’s Rights upon Landlord Default. If Landlord commits a Landlord Default, Tenant may (i) recover from Landlord all damages suffered by Tenant as a result of the Landlord Default (subject to any limitations on Landlord’s liability otherwise provided in this Lease), (ii) obtain injunctive or other equitable relief against Landlord (but only to the extent such relief is otherwise available under applicable law), or (iii) without waiving any claim for damages, cure such Landlord Default, and any amount paid or any contractual liability incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord, and Landlord shall reimburse Tenant therefor plus interest at the Default Interest Rate. If Landlord fails to pay any such amount to Tenant within thirty (30) days of Tenant’s billing Landlord therefor, and Landlord does not dispute either the basis for the alleged Landlord Default or Tenant’s bill, Tenant shall have the right to set off such amount against up to twenty-five percent (25%) of each future monthly payment of Basic Rent and Additional Charges until Tenant is fully reimbursed for such amount. In addition, if Tenant obtains a final judgment against Landlord as a result of a Landlord Default, Tenant shall have the right to set off all post-judgment amounts due against all future monthly payments of Basic Rent and Additional Charges until Tenant is fully reimbursed. Landlord shall be liable to Tenant for all reasonable attorneys’ fees and costs incurred by Tenant as a result of a Landlord Default.

(c) Rights and Remedies Cumulative. The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Tenant may have, whether specifically granted herein, or presently or hereafter existing at law, in equity, or by statute.

17. Guaranty. Tenant shall provide a Guaranty in the form attached hereto as Exhibit G (the “Guaranty”) from OM Financial Life Insurance Company (“Guarantor”) as security for the performance of Tenant’s covenants and obligations under this Lease for the Term.

18. Bankruptcy Termination Provision.

At Landlord’s election, this Lease shall automatically terminate and expire, without the performance of any act or the giving of any notice by Landlord, upon the occurrence of any of the following events: (1) Tenant’s admitting in writing its inability to pay its debts generally as they become due, or (2) the commencement by Tenant of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or (3) the entry of a decree or order for relief by a court having jurisdiction in respect of Tenant in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days, or (4) Tenant’s making an assignment of all or a substantial part of its property for the benefit of its creditors, or (5) Tenant’s seeking or consenting to or acquiescing in the appointment of, or the taking of possession by, a receiver, trustee or custodian for all or a substantial part of its property, or (6) the entry of a court order without Tenant’s consent, which order shall not be vacated, set aside or stayed within thirty (30) days from the date of entry, appointing a receiver, trustee or custodian for all or a substantial part of its property. The provisions of this Section shall be construed with due recognition for the provisions of the federal bankruptcy laws, where applicable, but shall be interpreted in a manner which results in a termination of this Lease in each and every instance, and to the fullest extent, that such termination is permitted under the federal bankruptcy laws, it being of prime importance to the Landlord to deal only with tenants who have, and continue to have, a strong degree of financial strength and financial stability.

19. Landlord May Perform Tenant’s Obligations.

If Tenant shall fail to keep or perform any of its obligations as provided in this Lease with respect to (a) maintenance of insurance, (b) repairs and maintenance of the Leased Premises, (c) compliance with Legal Requirements or Insurance Requirements, or (d) the making of any other payment or performance of any other obligation, then, except in a non-monetary default where Tenant is diligently pursuing a cure and no emergency exists, Landlord may (but shall not be obligated to do so) upon the continuance of such failure on Tenant’s part for ten (10) days after notice to Tenant, or without notice in the case of an emergency, and without waiving or releasing Tenant from any obligation, and as an additional but not exclusive remedy, make any such payment or perform any such obligation. All sums so paid by Landlord and all necessary incidental costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in making such payment or performing such obligation, together with interest thereon from the date of payment at the Default Interest Rate, shall be deemed additional rent and shall be paid to Landlord within thirty (30) days after demand or, at Landlord’s option, may be added to any installment of Basic Rent thereafter falling due, and if not so paid by Tenant, Landlord shall have the same rights and remedies as in the case of a default by Tenant in the payment of Basic Rent.

20. Subordination/Non-Disturbance.

(a) Non-Disturbance. Within ninety (90) days of the Lease Commencement Date, Landlord shall procure for the benefit of Tenant a non-disturbance agreement from any Mortgagee, substantially in the form attached hereto as Exhibit H. In addition, in conjunction with any closing on financing or refinancing for the Building during the Term, Landlord shall procure for the benefit of Tenant a non-disturbance agreement from each Mortgagee substantially in the form attached hereto as Exhibit H.

(b) Mortgages. Subject to Section 20(a) above, this Lease and the Leasehold Estate shall be subject and subordinate in priority to any existing or future Mortgage on the Building. If at any time or from time to time during the Term, a Mortgagee or prospective Mortgagee requests that this Lease have priority over the lien of such Mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder any interest thereon, Tenant shall, within thirty (30) days after receipt of a request therefor from Landlord, execute, acknowledge and deliver any and all reasonable documents and instruments confirming the priority of this Lease.

(c) Mortgagee’s Right to Cure. If (i) the Building or the Land, or both, or Landlord’s leasehold estate in the Building or the Land, or both, is at any time subject to a Mortgage, and (ii) this Lease, or the Basic Rent and Additional Charges payable under this Lease, is assigned to the Mortgagee, and (iii) Tenant is given notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or make any abatement in the Basic Rent or Additional Charges payable hereunder for any default on the part of Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to such Mortgagee, specifying the default in reasonable detail, and affording such Mortgagee a reasonable opportunity to make performance, at its election, for and on behalf of Landlord, except that (x) the Mortgagee shall have at least thirty (30) days to cure the default; (y) if such default cannot be cured with reasonable diligence and continuity within thirty (30) days, the Mortgagee shall have any additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity not to exceed one hundred eighty days (180) days; and (z) if the default cannot reasonably be cured without the Mortgagee having obtained possession of the Building, the Mortgagee shall have such additional time as may be reasonably necessary under the circumstances to obtain possession of the Building and thereafter to cure the default with reasonable diligence and continuity not to exceed one hundred eighty (180) days. If more than one Mortgagee makes a written request to Landlord to cure the default, the Mortgagee making the request whose lien is the most senior shall have such right. This provision shall not preclude prudent and reasonable action by Tenant in the event of an emergency.

21. Attornment.

In the event of (a) a transfer of Landlord’s interest in the Building, (b) the termination of any ground or underlying lease of the Building or the Land, or both, or (c) the purchase or other acquisition of the Building or Landlord’s interest therein in a foreclosure sale or by deed in lieu of foreclosure under any Mortgage or pursuant to a power of sale contained in any Mortgage, then in any of such events Tenant shall, at the request of Landlord or Landlord’s successor in interest, attorn to and recognize the transferee or purchaser of Landlord’s interest or the lessor under the terminated ground or underlying lease, as the case may be, as Landlord under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such Person, as “Landlord,” and Tenant, as “Tenant,” except that such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord before such lease termination or before such Person’s succession to title, nor be subject to any offset, defense or counterclaim accruing before such lease termination or before such Person’s succession to title, nor be bound by any payment of Basic Rent or Additional Charges before such lease termination or before such Person’s succession to title for more than one month in advance. Except as set forth above, the new landlord shall agree to undertake all obligations of Landlord hereunder. Tenant shall, within ten (10) days after request by Landlord or the transferee or purchaser of Landlord’s interest or the lessor under the terminated ground or underlying lease, as the case may be, execute and deliver an instrument or instruments confirming the foregoing provisions of this Section. Tenant hereby waives the provisions of any present or future law or regulation which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease, or the obligations of Tenant hereunder, upon or as a result of the termination of any such ground or underlying lease or the completion of any such foreclosure and sale.

22. Quiet Enjoyment.

Landlord covenants that Tenant, upon paying the Basic Rent and the Additional Charges provided for in this Lease, and upon performing and observing all of the terms, covenants, conditions and provisions of this Lease on Tenant’s part to be kept, observed and performed, shall quietly hold, occupy and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by Landlord or any Person lawfully claiming through or under Landlord.

23. Landlord’s Right of Access to Leased Premises.

(a) Landlord’s Right of Entry. Landlord and its agents, employees and contractors shall have the following rights in and about the Leased Premises: (i) to enter the Leased Premises at all reasonable times to examine the Leased Premises or for any of the purposes set forth in this Section or for the purpose of performing any obligation of Landlord under this Lease or exercising any right or remedy reserved to Landlord in this Lease, and if, in the case of an emergency, Tenant or its officers, partners, agents or employees shall not be personally present or shall not open and permit an entry into the Leased Premises at any time when such entry shall be necessary, forcibly to enter the Leased Premises; (ii) to exhibit the Leased Premises to others at reasonable times and for reasonable purposes after notifying Tenant and obtaining Tenant’s consent, which shall not be unreasonably withheld. Tenant may accompany Landlord and restrict sensitive areas of the Leased Premises; (iii) to make such repairs, alterations, improvements or additions, or to perform such maintenance, including the maintenance of all plumbing, electrical and other mechanical facilities installed by Landlord, as Landlord may deem necessary or desirable consistent with the terms and conditions of this Lease; and (iv) to make such repairs, alterations or improvements, or to perform maintenance, of all HVAC, elevator, plumbing, electrical and other mechanical facilities installed by Landlord, as may be required from time to time by this Lease to be made or performed by Landlord. Landlord agrees to give reasonable advance notice before it exercises its rights under this subsection, except that Landlord may enter the Leased Premises without notice in the case of an emergency creating an imminent risk of injury to person or damage to property.

(b) Landlord’s Reservation of Rights in Adjacent Areas. Landlord reserves the right to use, including access thereto through the Leased Premises, all parts (except surfaces facing the interior of the Leased Premises) of all exterior walls, windows and doors bounding the Leased Premises (including exterior Building walls, corridor walls, doors and entrances), all terraces and roofs adjacent to the Leased Premises, all space in or adjacent to the Leased Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air-conditioning, plumbing, electrical and other mechanical facilities installed by Landlord, service closets and other Building facilities. Nothing contained in this Section shall impose any obligation upon Landlord with respect to the operation, maintenance, alteration or repair of the Leased Premises or the Building, except as expressly provided in this Lease.

(c) Effect of Landlord’s Entry. The exercise by Landlord or its agents, employees or contractors of any right reserved to Landlord in this Section shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, or upon any lessor under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Landlord agrees to exercise its rights under this Section in a manner reasonably designed to minimize interference with Tenant’s normal business operations, without any obligation, however, to employ labor at overtime or other premium pay rates.

24. Limitation on Landlord’s Liability.

(a) Accidents, etc. Except for damages resulting from the willful or grossly negligent act or omission (where applicable law imposes a duty to act) of Landlord, its agents and employees, Landlord shall not be liable to Tenant or Tenant’s Associates for any damage or loss to the property of Tenant or others located in or on the Leased Premises, the Building or the Land, or for any accident or injury, including death, to Persons or for any loss, compensation or claim, including claims for interruption or loss of Tenant’s business, based on, arising out of or resulting from the necessity of maintaining or repairing any portion of the Building or the Parking Facilities; the use or operation (by Tenant or any other Person or Persons whatsoever) of any elevators, or heating, cooling, electrical, plumbing or other equipment or apparatus; the termination of this Lease by reason of, or the occurrence of, damage or destruction of the Building or the Leased Premises; any fire, robbery, theft, and/or any other casualty; any unlawful breach of Landlord’s security system for the Building; any leaking in any part or portion of the Leased Premises or the Building; any water, wind, rain, or snow that may leak into, or flow from, any part of the Leased Premises or the Building; any acts or omissions of any occupant of any space in the Building; any water, gas, steam, fire, explosion, electricity or falling plaster; the bursting, stoppage or leakage of any pipes, sewer pipes, drains, conduits, appliances, sprinkler system, plumbing or other works; or any other cause whatsoever whether similar or dissimilar to the foregoing.

(b) Parking Facilities. Except for damages resulting from the willful or negligent act or omission (where applicable law imposes a duty to act) of Landlord, its agents and employees, Landlord shall not be liable for any damage or loss to any automobile (or any personal property therein) parked in or on the Parking Facilities or any other part of the Land, or for any injury sustained by any individual in, on or about the Parking Facilities or any other part of the Land.

(c) Liability Limited to Landlord’s Estate. Notwithstanding any provision to the contrary, Tenant agrees that (i) the liability of Landlord and Landlord’s Partners for the satisfaction of any Claim shall be limited to Landlord’s Estate, (ii) no other properties or assets of Landlord, Landlord’s Partners or the officers, directors, agents or employees of Landlord or any of Landlord’s Partners shall be subject to levy, execution or other enforcement procedures for the satisfaction of any Claim or any judgment based on a Claim, and (iii) if Tenant acquires a lien on or interest in any other properties or assets of Landlord, any of Landlord’s Partners or any of the officers, directors, agents or employees of Landlord or any of Landlord’s Partners by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys. For purposes of this subsection, (x) the term “Landlord’s Estate” shall mean the estate and property of Landlord in and to the Building and the Land, (y) the term “Claim” shall mean any claim which Tenant may have against Landlord arising out of or in connection with this Lease, the relationship of landlord and tenant or Tenant’s use of the Leased Premises, and (z) the term “Landlord’s Partners” shall mean, in the case of a Landlord which is a partnership, the Persons who are partners in such partnership.

(d) This Section 24 is not intended to restrict Tenant from suing Landlord for a breach of its contractual obligations hereunder.

25. Estoppel Certificates.

Tenant agrees from time to time, within thirty (30) days after request therefor by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying to Landlord, any Mortgagee, any assignee of a Mortgagee, or any purchaser, of the Building or the Land, or both, or any other Person designated by Landlord, as of the date of such statement, (i) that Tenant is in possession of the Leased Premises; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and setting forth such modifications); (iii) whether or not there are then existing any set-offs or defenses known to Tenant against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant, hereunder (and, if so, specifying the same in detail); (iv) the dates, if any, to which any Basic Rent or Additional Charges have been paid in advance; (v) that Tenant has no knowledge of any uncured defaults on the part of Landlord under this Lease (or, if Tenant has knowledge of any such uncured defaults, specifying the same in detail); (vi) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or, if Tenant has such knowledge, specifying the same in detail); (vii) the amount of any Security Deposit held by Landlord; and (viii) any additional facts pertaining to this Lease reasonably requested by Landlord or any such Mortgagee, assignee of a Mortgagee or purchaser. Tenant shall also from time to time, but no more than once per Lease year, within ten (10) days after request therefor by Landlord, deliver to Landlord a statement of financial position of Tenant, as of the most currently available date, prepared and signed by a an officer of the Tenant. Tenant acknowledges that time is of the essence for the delivery by Tenant of the statements referred to in this Section.

26. Surrender of Leased Premises.

(a) Possession of Leased Premises. Tenant shall, on or before the last day of the Term, except as otherwise expressly provided elsewhere in this Lease, remove all of Tenant’s Personal Property and peaceably and quietly leave, surrender and yield up to the Landlord the Leased Premises, free of subtenancies, broom clean and in good order and condition except for reasonable wear and tear, damage by fire or other casualty, or conditions requiring repair by Landlord hereunder at Landlord’s expense.

(b) Inspection of Leased Premises. At the time Tenant surrenders the Leased Premises at the end of the Term, or within three days thereafter, Landlord and Tenant, or their respective agents, shall make an inspection of the Leased Premises and shall prepare and sign an inspection form to describe the condition of the Leased Premises at the time of surrender.

27. Holding Over.

If Tenant shall hold over possession of the Leased Premises after the end of the Term without the consent of the Landlord, Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month, at one hundred fifty percent (150%) of the Basic Rent, adjusted to a monthly basis provided that the first thirty (30) days shall be at the regular rate. Any hold over of possession of all or any part of the Leased Premises after the end of the Term shall be subject to all other conditions, provisions and obligations of this Lease, including the obligation to pay Additional Charges, insofar as the same are applicable, or as the same shall be adjusted, to a month-to-month tenancy.

28. Arbitration.

In any case in which it is provided by the terms of this Lease that any matter shall be determined by arbitration, then such arbitration shall be in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitration proceeding shall be conducted in Baltimore City, Maryland, by one arbitrator selected in accordance with the Commercial Arbitration Rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All direct and reasonable costs of the arbitration proceeding, including compensation of the arbitrator but excluding any compensation paid to counsel, agents, employees, and witnesses of either party, shall be borne equally by the parties or as the arbitrator shall determine.

29. Parking.

Subject to the provisions of Section 36, Tenant shall be guaranteed forty (40) Parking Spaces within the Parking Facilities for the Term.

(a) Tenant agrees to use the Parking Facilities for the parking of passenger automobiles and vans and for no other purposes.

(b) During the initial Term, there shall be no separate charge for parking. Parking during any Renewal Period shall be provided at market rates.

(c) Landlord and Tenant hereby acknowledge and agree that that certain Parking Agreement dated as of June 20, 2000 between Landlord and Original Tenant has terminated and is of no further force and effect.

30. Transfer of Landlord’s Interest.

If the original Landlord named in this Lease, or any successor to the original Landlord’s interest in the Building, conveys or otherwise disposes of its interest in the Land and/or the Building, then upon such conveyance or other disposition all liabilities and obligations on the part of the original Landlord, or such successor Landlord, as Landlord under this Lease, which accrue after such conveyance or disposition shall cease and terminate and each successor Landlord shall, without further agreement, be bound by Landlord’s covenants and obligations under this Lease, but only during the period of such successor Landlord’s ownership of the Building. A copy of the recorded deed conveying the interest in the Building shall be satisfactory evidence of a successor Landlord’s interest.

31. Leasing Commissions.

Landlord and Tenant each represent and warrant to the other that, except for the Leasing Broker, neither of them has employed or dealt with any broker or finder in carrying on the negotiations relative to this Lease. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty. Landlord recognizes that the Leasing Broker is entitled to the payment of a commission for services rendered in the negotiation and obtaining of this Lease, and Landlord has agreed to pay such commission pursuant to a separate agreement.

32. Recordation.

Tenant shall not record this Lease without the written consent of Landlord. Upon Landlord’s request or with Landlord’s written consent, the parties agree to execute a short form of this Lease for recording purposes, containing such items as Landlord believes appropriate or desirable and excluding any economic terms, the expense thereof to be borne by Landlord. If such a short form of this Lease is recorded, upon the termination of this Lease, Tenant shall execute, acknowledge, and deliver to Landlord all right, title, and interest of Tenant in and to the Premises arising from this Lease or otherwise, all without cost or expense to Tenant.

33. Commercial Purposes.

The parties stipulate that the Premises is being leased exclusively for business, commercial, manufacturing, mercantile, or industrial purposes within the meaning of Section 8-110(a) of the Real Property Article of the Annotated Code of Maryland, and that the provisions of Section 8-110(b) of such Article (or any future statute) pertaining to the redemption of reversionary interests under leases shall be inapplicable.

34. General Provisions.

(a) Binding Effect. The terms contained in this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and, subject to the provisions of Section 15, each of their respective legal representatives, successors and assigns.

(b) Governing Law. It is the intention of the parties hereto that this Lease shall be construed and enforced in accordance with the laws of the jurisdiction in which the Building is located.

(c) Waivers. No failure by either party to insist upon the strict performance of any term of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No term of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord or by Tenant, as the case may be. No waiver of any breach shall affect or alter this Lease, but each and every term of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

(d) Notices. Every notice, request, consent, approval or other communication (hereafter in this subsection collectively referred to as “notices” and singly referred to as a “notice”) which Landlord or Tenant is required or permitted to give to the other pursuant to this Lease shall be in writing and shall be delivered personally or by overnight courier service or shall be sent by certified or registered mail, return receipt requested, first-class postage prepaid, if to Landlord, at Landlord’s Notice Address, or if to Tenant, at Tenant’s Notice Address, or at any other address designated by either party by notice to the other party pursuant to this subsection. Any notice delivered to a party’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) registered or certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party’s designated address. Confirmation by the courier delivering any notice given pursuant to this subsection shall be conclusive evidence of receipt of such notice. Landlord and Tenant each agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Lease to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Notices are deemed given upon receipt or when delivery is refused.

(e) Entire Agreement. This Lease contains the final and entire agreement between said parties, and they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not contained in this Lease. However, the terms of this Lease shall be modified, if so required, for the purpose of complying with or fulfilling the requirements of any Mortgagee secured by a first Mortgage that may now be or hereafter become a lien on the Building, provided, however, that such modification shall not be in substantial derogation or diminution of any of the rights of the parties hereunder, nor increase any of the obligations or liabilities of the parties hereunder.

(f) Jury Trial. Landlord and Tenant each hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either Landlord or Tenant against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant and/or Tenant’s use or occupancy of the Leased Premises.

(g) Venue. Tenant hereby waives any objection to the venue of any action filed by Landlord against Tenant in any state or federal court in the jurisdiction in which the Building is located, and Tenant further waives any right, claim or power, under the doctrine of forum non conveniens or otherwise, to transfer any such action filed by Landlord to any other court.

(h) Corporate Authority. Tenant represents and warrants that it is authorized to execute this Lease.

(i) Time of the Essence. Time is of the essence in the performance of all Tenant’s and Landlord’s obligations under this Lease.

(j) Invalidity and Reduction of Charges. If any provision of this Lease shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby and the remainder of this Lease shall not be affected by such holding and shall be fully valid and enforceable. In the event any late charge, interest rate or other payment provided herein exceeds the maximum applicable charge legally allowed, such late charge, interest rate or other payment shall be reduced to the maximum legal charge, rate or amount.

(k) Captions. The captions in this Lease are for convenience only and shall not affect the interpretation of the provisions hereof.

(l) No Partnership. This Lease is not intended to create a partnership or joint venture between Landlord and Tenant in the conduct of their respective businesses.

(m) Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(n) Authority. If Tenant is a corporation, partnership or other legal entity, the individual who executes and delivers this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to do so.

(o) No Offer. The submission of an unsigned counterpart of this Lease to Tenant shall not constitute an offer or option to lease the Leased Premises. This Lease shall become effective and binding only upon the execution and delivery by Landlord and Tenant.

(p) Subordination of Landlord’s Lien. Following a written request from Tenant, Landlord shall subordinate any contractual or statutory lien it may have on Tenant’s equipment, furniture, moveable trade fixtures and other personal property kept at the Premises to the lien of any bona fide vendor or lender providing financing for Tenant as long as the subordination agreement is reasonably satisfactory to Landlord.

35. Options to Extend Term.

(a) Renewal Options. Tenant shall have the option to renew the Term provided in Section 1(b) (the “Initial Term”) for two (2) additional periods of five (5) years each (each a “Renewal Period”). Each renewal option shall be exercisable by Tenant by giving notice of the exercise of such renewal option (the “Renewal Election”) to Landlord at least twelve (12) months before the expiration of the Initial Term, in the case of the first renewal option, or at least (12) months before the expiration of the first Renewal Period, in the case of the second renewal option. Tenant may not exercise the renewal option for either renewal period if an Event of Default has occurred and has not been cured at the time of renewal. If Tenant timely exercises the options to renew this Lease in accordance with the provisions of this Section, then the Term shall be extended accordingly. Except as otherwise expressly provided in this Section, each Renewal Period shall be upon the same terms, covenants and conditions set forth in this Lease with respect to the Initial Term and Tenant’s obligations to pay Operating Expenses pursuant to Section 3(b) shall continue without interruption during each Renewal Period. All references in this Lease to the “Term” shall include each Renewal Period for which Tenant shall have effectively exercised its renewal option.

(b) Rent per Square Foot During Renewal Periods.

(1) Fair Market Rent. The Rent for the first Lease Year in each Renewal Period shall be an amount equal to the fair rental value (per rentable square foot) of the Leased Premises plus one hundred percent (100%) of the fair rental value (market rate) of the Parking Spaces guaranteed by Section 29 as of the first day of such Renewal Period as determined by mutual agreement between Landlord and Tenant or by appraisal by one or more commercial real estate brokers in the manner provided in subsection (2), but in no event shall the Basic Rent in the first Lease Year of any Renewal Period be less than the Basic Rent paid during the last year of the Initial Term or first Renewal Period, as applicable. For each Lease Year (or part of a Lease Year) thereafter during such Renewal Period, the Rent Per Square Foot shall be an amount equal to one hundred three percent (103%) of the Rent Per Square Foot for the immediately preceding Lease Year.

(2) Method of Determining Basic Rent. If Tenant desires to exercise the applicable renewal option provided by subsection (a), and if Landlord and Tenant are unable mutually to agree on the Rent for the first Lease Year in such Renewal Period at least four hundred twenty (420) days before the end of the last Lease Year in the Initial Term or in the first Renewal Period, as applicable, Tenant shall notify Landlord of its desire to determine the Rent Per Square Foot by appraisal pursuant to this subsection not more than four hundred fifty (450) days and not less than four hundred twenty (420) days before the end of the last Lease Year in the Initial Term or in the first Renewal Period, as applicable, and in such notice Tenant shall designate the broker appointed by it. The giving of such notice shall not constitute an exercise of the option by Tenant. Within twenty (20) days thereafter, Landlord shall, by notice to Tenant, designate a second broker. If Landlord does not so designate a second broker within the twenty (20) day period, the first broker appointed by Tenant shall proceed to make his valuation, in which case the fair rental value of the Leased Premises including the fair rental value (market rate) of the Parking Spaces guaranteed by Section 29 for the first Lease Year in such Renewal Period shall be the amount determined by the first broker. Otherwise, each broker shall make an independent determination of the fair rental value of the Leased Premises including the fair rental value (market value) of the Parking Spaces as of the first Lease Year of such Renewal Period. If the two brokers so appointed agree on the fair rental value of the Leased Premises including the fair rental value (market value) of the Parking Spaces guaranteed by Section 29 within fifteen (15) days after the appointment of the second broker, the fair rental value of the Leased Premises including the fair rental value of the Parking Spaces guaranteed by Section 29 for the first Lease Year in such Renewal Period shall be the amount determined by them. If the two brokers so appointed do not agree on the fair rental value of the Leased Premises including the fair rental value (market rate) of the Parking Spaces guaranteed by Section 29 within fifteen (15) days after the appointment of the second broker, but if the difference between the fair rental value determined by each broker is not more than One Dollar ($1.00) per square foot, the fair rental value of the Leased Premises including the fair rental value (market rate) of the Parking Spaces guaranteed by Section 29 for the first Lease Year in such Renewal Period shall be an amount equal to the quotient obtained by dividing the sum of the fair rental value determined by each broker by two. If the two brokers so appointed do not agree on the fair rental value, and if the difference between the fair rental value determined by each broker is more than One Dollar ($1.00) per square foot, the two brokers shall jointly appoint a third broker. If the two brokers so appointed shall be unable, within fifteen (15) days after the appointment of the second broker, either (i) to agree on the fair rental value of the Leased Premises including the fair rental value (market rate) of the Parking Spaces guaranteed by Section 29 (or to disagree on such value with a difference of One Dollar ($1.00) or less per square foot) or (ii) to agree on the appointment of a third broker, they shall give written notice of such failure to agree to the parties, and, if the parties fail to agree upon the selection of a third broker within ten (10) days after the brokers appointed by the parties give such notice, then within ten (10) days thereafter either of the parties upon notice to the other party may request such appointment by the then President of the Baltimore City Board of Realtors (or any organization successor thereto), or in his failure to act, may apply for such appointment to the Circuit Court for Baltimore City, Maryland. If a third broker is appointed, he shall make his valuation within fifteen (15) days after his appointment and the fair rental value of the Leased Premises including the fair rental value (market rate) of the Parking Spaces guaranteed by Section 29 for the first Lease Year of such Renewal Period shall be an amount equal to the quotient obtained by dividing the sum of the fair rental values determined by the two brokers who were closest to each other in amount, by two. Notwithstanding anything in the foregoing to the contrary, Tenant shall exercise its option for any Renewal Period within thirty (30) days of the date Basic Rent for the applicable Renewal Period is determined and in any event at least twelve (12) months prior to the expiration of the Initial Term or the first Renewal Period, as applicable.

(3) Qualifications of Brokers and Method of Valuation. Each broker appointed pursuant to subsection (2) shall be an individual of recognized competence who has had a minimum of ten (10) years’ experience in the leasing of commercial office space in the metropolitan Baltimore, Maryland area. All valuations of the fair rental value of the Leased Premises shall be in writing and shall be expressed in terms of an annual rent per square foot of Rentable Area. Each broker shall determine the fair rental value of the Leased Premises, as a whole, as of the first day of the first Lease Year in the applicable Renewal Period on the basis of all relevant factors affecting fair rental value, including the actual Operating Expenses for the calendar year ending during the Lease Year immediately preceding such Renewal Period, and any tenant concessions (such as free rent and improvement allowances), then being offered to new tenants leasing space in the Building and other comparable buildings in Harbor East. The party appointing each broker shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to the other party in the manner provided elsewhere in this Lease for the giving of notices. If a third broker is appointed, the third broker shall be directed, at the time of his appointment, to deliver copies of his valuation report, promptly after its completion, to Landlord and Tenant in the manner provided elsewhere in this Lease for the giving of notices.

(4) Expenses of Brokers. The expenses of each of the first two brokers appointed pursuant to subsection (d) shall be borne by the party appointing such broker. The expenses of the third broker appointed pursuant to subsection (d) shall be paid one-half by Landlord and one-half by Tenant.

36. Contraction Option.

Subject to the terms and conditions of this Section 36, in the event of a Material Change, which for purposes of this Section 36 only shall also include the outsourcing of functions performed from the Leased Premises such that the number of people working from the Leased Premises is one hundred thirty (130) or less for two (2) consecutive calendar quarters, Tenant shall have the option (the “Contraction Option”) to eliminate from the Leased Premises one (1) full Floor comprising either the sixth (6th) Floor or the seventh (7th) Floor (the “Contraction Space”), effective as of April 30, 2012 (the “Contraction Option Effective Date”). In addition, as of the Contraction Option Effective Date, the number of Parking Spaces provided to Tenant under Section 29 shall reduce to twenty (20). The Contraction Option shall be subject to and conditioned upon Tenant giving written notice (the “Contraction Notice”) to Landlord of such election no later than nine (9) months following the Lease Commencement Date. In the event of the exercise of the Contraction Option, Tenant shall pay the Contraction Fee (as defined below) to Landlord. Landlord shall notify Tenant of the amount of the Contraction Fee within thirty (30) days of Landlord’s receipt of the Contraction Notice and the Contraction Fee shall be due and payable (i) one-half within fifteen (15) days after Landlord delivers to Tenant a statement of the Contraction Fee, and (ii) one-half by the Contraction Option Effective Date. The failure of Tenant to make any payment of the Contraction Fee as and when due shall render Tenant’s exercise of the Contraction Option void. The “Contraction Fee” shall equal the unamortized amount of Landlord’s transaction costs allocable to the Contraction Space, including, without limitation, brokerage and leasing commissions, and Landlord’s reasonable attorneys’ fees and expenses, as of the Contraction Option Effective Date, as amortized over a ten (10) year period, at an interest rate of eight percent (8%). Any disputes with regard to the Contraction Fee shall not delay the due dates therefore but shall ultimately be resolved, upon written request of either party, by arbitration under Section 28 hereof. In the event Tenant prevails in such arbitration, Landlord shall pay to Tenant any overpayment of the Contraction Fee within thirty (30) days after the determination by the arbiter. If Tenant shall effectively exercise the Contraction Option as set forth in this Section 36, Tenant shall surrender to Landlord the Contraction Space as of the Contraction Option Effective Date in the condition required under this Lease for the surrender of the Leased Premises and Tenant shall, on or before the Contraction Option Effective Date, at Tenant’s sole cost and expense, remove the internal staircase between the sixth (6th) and seventh (7th) Floors and repair any and all damage caused thereby, all to the reasonable satisfaction of Landlord. Tenant’s failure to timely surrender the Contraction Space to Landlord upon the Contraction Option Effective Date shall subject Tenant to the holdover provisions of Section 27 with respect to such space.

37. Storage Space.

Tenant shall continue to be provided with one thousand (1,000) square feet of storage space in the Building during the Term, including any Renewal Term, in the same location as currently located within the Building. The storage space is being leased in its “as-is” condition to Tenant and shall have heating, ventilating and air-conditioning service, at no additional cost to Tenant, as exists as of the Lease Commencement Date. In addition, Tenant may make improvements to the storage space subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall pay to Landlord, as Additional Charges, rent for the storage space as follows:

INITIAL TERM

Lease Year	Rate Per Sq. Ft.	Annual Storage Space Rent			Monthly Storage Space Rent
10/1/2010 – 9/30/2011	$8.06		$8,060.00		$671.67
10/1/2011 – 9/30/2012	$8.30		$8,300.00		$691.67
10/1/2012 – 9/30/2013	$8.55		$8,550.00		$712.50
10/1/2013 – 9/30/2014	$8.81		$8,810.00		$734.17
10/1/2014 – 9/30/2015	$9.07		$9,070.00		$755.83
10/1/2015 – 9/30/2016	$9.34		$9,340.00		$778.33
10/1/2016 – 9/30/2017	$9.62		$9,620.00		$801.67
10/1/2017 – 9/30/2018	$9.91		$9,910.00		$825.83
10/1/2018 – 9/30/2019	$10.21		$10,210.00		$850.83
10/1/2019 – 9/30/2020	$10.52		$10,520.00		$876.67
10/1/2020 – 5/31/2021	$10.84	$ $	10,840.00 7,226.64 (8 months	)	$903.33

FIRST RENEWAL PERIOD

Lease Year	Rate Per Sq. Ft.	Annual Storage Space Rent	Monthly Storage Space Rent
6/1/2021 – 5/31/2022	$11.17	$11,170.00	$930.83
6/1/2022 – 5/31/2023	$11.51	$11,510.00	$959.17
6/1/2023 – 5/31/2024	$11.86	$11,860.00	$988.33
6/1/2024 – 5/31/2025	$12.22	$12,220.00	$1,018.33
6/1/2025 – 5/31/2026	$12.59	$12,590.00	$1,049.17

SECOND RENEWAL PERIOD

Lease Year	Rate Per Sq. Ft.	Annual Storage Space Rent	Monthly Storage Space Rent
6/1/2026 – 5/31/2027	$12.97	$12,970.00	$1,080.83
6/1/2027 – 5/31/2028	$13.36	$13,360.00	$1,113.33
6/1/2028 – 5/31/2029	$13.76	$13,760.00	$1,146.67
6/1/2029 – 5/31/2030	$14.17	$14,170.00	$1,180.83
6/1/2030 – 5/31/2031	$14.60	$14,600.00	$1,216.67

38. Satellite Dish.

Landlord shall continue to make available to Tenant, without any rental or other charge, except as provided below, an area on the Roof, in its present location, measuring approximately twenty (20) feet by twenty (20) feet, together with an easement thereto, for the purposes of the continued operation and maintenance of a receiving satellite dish and communications equipment. The size and type of such satellite dish and equipment shall be at the sole discretion of Tenant subject only to applicable governmental regulations. The continued operation, including any replacement, repair or maintenance, of the satellite dish and equipment shall be at the sole cost and expense of Tenant and Tenant shall promptly repair any damage to the Roof resulting from the operation, replacement, repair or maintenance of such satellite dish and equipment.

Tenant shall also pay reasonable administrative expenses incurred by Landlord, if any, arising out of or in connection with the replacement, repair and operation of such satellite dish and equipment. If as a direct cause of Tenant’s operation of such satellite dish and equipment, Landlord is unable to lease all or any part of the remainder of the Roof to prospective tenants, then Tenant shall be obligated to pay rent on that portion of the Roof it occupies at market rates. Landlord further agrees that it will not lease any other portion of the Roof to any tenant or permit any tenant to use the Roof in a manner which will materially and adversely affect Tenant’s use of the Roof for the purposes intended hereby. Tenant may terminate its use of the Roof at any time during the Term, or any renewals, upon written notice to Landlord. Following such notice, Tenant shall remove the satellite dish and equipment and promptly repair any damage to the Roof resulting from such removal.

39. Intentionally Deleted.

40. Subject to REA.

This Lease shall be subject to the Reciprocal Easement Agreement dated May 26, 1999 and recorded at Liber SEB No. 8595, folio 343 as confirmed in Liber SEB No. 8796, folio 017 and as amended on February 29, 2000, and any and all easements granted to Trigen-Inner Harbor East, LLC to construct and operate the Trigen plant to be located on the roof of the Building and to the lease dated February 29, 2000 between Trigen-Inner Harbor East, LLC and Landlord.

41. Costs of Enforcement.

In the event that Landlord or Tenant shall bring an action to recover any sum due hereunder or for any breach hereunder and shall obtain a judgment in its favor, or in the event that Landlord or Tenant shall retain an attorney for the purpose of collecting any sum due hereunder or construing or enforcing any of the terms or conditions hereof or protecting its interest in any bankruptcy, receivership, or insolvency proceeding or otherwise against the other, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorneys’ and legal assistants’ fees prior to trial, at trial, and on appeal and for post-judgment proceedings.

42. Rule Against Perpetuities.

Notwithstanding any provision in this Lease to the contrary, if the Term has not commenced within three (3) years after the date of this Lease, this Lease shall automatically terminate on the third (3rd) anniversary of the date hereof. The sole purpose of this provision is to avoid any possible interpretation that this Lease violates the Rule Against Perpetuities or other rule of law against restraints on alienation.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed by their duly authorized partners or officers as of the day and year first above written.

WITNESS:	LANDLORD: HARBOR EAST PARCEL C—COMMERCIAL, LLC

	By:	Harbor East Parcel C—Manager, LLC, its sole
Managing Member

	By:	Presidential Investors Limited Partnership,
LLLP, its sole Member

	By:	H&S Properties Development Corp.,
its sole General Partner

/s/ Patricia Ann Berkey	By:	/s/ Michael S. Beatty	(SEAL)
Name: Michael S. Beatty
Title: President

WITNESS:	TENANT:

OLD MUTUAL BUSINESS SERVICES, INC.

/s/ Witness (illegible)	By:	/s/ Barry G. Ward	(SEAL)
Name: Barry G. Ward
Title: Executive Vice President & CFO

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